=================================================================


                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported)
                        November 23, 1998


                        SAKS INCORPORATED
      (Exact name of registrant as specified in its charter)


              Tennessee             1-13113             62-0331040
      (State of incorporation)   (Commission           (I.R.S. Employer
                                 File Number)         Identification No.)

         750 Lakeshore Parkway
          Birmingham, Alabama                            35211
         (Address of principal                         (Zip Code)
         executive offices)


     Registrant's telephone number, including area code (205) 940-4000


                         PROFFITT'S, INC.
     (Former name or address, if changed since last report.)


=================================================================


Item 7.   Financial Statements and Exhibits

     7(a) and 7(b). The financial statements and pro forma financial information required by Items 7(a) and 7(b) have been previously reported (as defined in Rule 12b-2 under the Securities Exchange Act of 1934). The following financial information, which has been restated to account for the merger as a pooling of interests is included herewith:

     Five Year Financial Summary

     Management's Discussion and Analysis of Financial
     Condition and  Results of Operations

     Consolidated Annual Financial Statements

          Consolidated Statements of Income --
          Fiscal years ended January 31, 1998,
          February 1, 1997 and February 3, 1996

          Consolidated Balance Sheets --
          January 31, 1998 and February 1, 1997

          Consolidated Statements of
          Shareholders' Equity -- Fiscal years ended
          January 31, 1998, February 1, 1997 and
          February 3, 1996

          Consolidated Statements of Cash
          Flows -- Fiscal years ended January 31, 1998,
          February 1, 1997 and February 3, 1996

          Notes to Consolidated Annual Financial Statements

     Condensed Consolidated Financial Statements
     (Unaudited)

          Condensed Consolidated Balance
          Sheets -- August 1, 1998 and August 2, 1997

          Condensed Consolidated Statements
          of Income -- Three and Six Months Ended August
          1, 1998 and August 2, 1997

          Condensed Consolidated Statements
          of Cash Flows -- Six Months Ended August 1,
          1998 and August 2, 1997

          Notes to Condensed Consolidated
          Financial Statements

     Management's Discussion and Analysis of Financial
     Condition and Results of Operations

     7(c).  The following exhibits are furnished as required by
Item 7(c):

         Exhibit
         Number     Description
         -------    -----------

          23.0     Consent of PricewaterhouseCoopers LLP

          27.0     Financial Data Schedule



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SAKS INCORPORATED

Date: November 23, 1998



                                   By:       /s/ Brian J. Martin
                                        __________________________
                                        Brian J. Martin,
                                        Executive Vice President
                                        of Law and General
                                        Counsel


Five Year Financial Summary
(dollars in thousands, except per share amounts)

                                          52        52            53           52           52
                                         Weeks     Weeks         Weeks        Weeks        Weeks
                                         Ended     Ended         Ended        Ended        Ended
                                        1/31/98    2/1/97        2/3/96       1/28/95     1/29/94
                                       --------   --------       --------    --------    ---------
Consolidated Income Statement Data:
Net sales                              $5,726,346  $4,926,862  $4,422,107  $4,085,595    $3,600,897
Cost of sales                           3,731,293   3,208,989   2,900,026   2,665,525     2,357,829
                                        ----------  ----------  ----------  ----------    ----------
    Gross margin                        1,995,053   1,717,873   1,522,081   1,420,070     1,243,068

Selling, general, and admin-
  istrative expenses                    1,165,118   1,057,144     961,407     852,896       784,091
Other operating expenses                  444,276     367,247     330,634     317,585       328,288
Expenses related to attempted
  Younkers takeover                                                10,017
(Gains) losses from long-lived
  assets                                     (134)      1,406     (36,058)
Merger, restructuring and
  integration charges                      36,524      16,929      64,237       2,000       179,731
Year 2000 expenses                          6,590
ESOP expenses                               9,513       3,910       2,931       2,787         2,939
                                        ----------  ----------  ----------  ----------    ----------
    Operating income (loss)               333,166     271,237     188,913     244,802       (51,981)

  Other income (expense)
    Interest expense                     (113,685)   (114,881)   (141,725)   (117,065)      (99,205)
    Other income (expense), net             2,330     (11,780)      4,051       4,826         4,063
    Reorganization items                                                                   (219,857)
                                        ----------  ----------  ----------  ----------    ----------
    Income (loss) before pro-
     vision for income taxes
     and extraordinary items
     and cumulative effect of
     changes in accounting
     methods                              221,811     144,576      51,239     132,563      (366,980)

  Provision (benefit) for income
    taxes                                (194,426)     50,998      48,914      58,112        34,432
                                        ----------  ----------  ----------  ----------    ----------
    Income (loss) before extra-
     ordinary items and cumul-
     ative effect of changes in
     accounting methods                   416,237      93,578       2,325      74,451      (401,412)
Extraordinary loss on debt,
  net of taxes                            (11,323)    (12,746)     (8,051)       (535)      (28,728)
Extraordinary gain on reorg-
  anization, net of taxes                                                                   212,139
Cumulative effect of changes in
  accounting methods, net of
  taxes                                                                                     (12,090)
                                        ----------  ----------  ----------  ----------    ----------
Net income (loss)                        $404,914     $80,832     $(5,726)    $73,916     $(230,091)
                                        ==========  ==========  ==========  ==========    ==========
Basic earnings (loss) per
  common share before extra-
  ordinary items and cumul-
  ative effect                              $3.03       $0.72       $0.00       $0.62        $(3.44)
Basic earnings (loss) per
  common share                              $2.94       $0.62      $(0.07)      $0.62        $(1.97)
Diluted earnings (loss) per
  common share before extra-
  ordinary items and cumul-
  ative effect                              $2.86       $0.70       $0.00       $0.61        $(3.44)
Diluted earnings (loss) per
  common share                              $2.79       $0.60      $(0.07)      $0.61        $(1.97)
Weighted average common shares
  Basic                                   137,588     125,056     111,974     117,217       116,590
  Diluted                                 149,085     132,583     113,309     118,504       116,590

Consolidated Balance Sheet Data:
Working capital                        $1,090,304    $951,752    $710,468    $777,444      $801,589
Total assets                           $4,270,253  $3,630,276  $2,899,565  $2,908,258    $2,593,779
Senior long-term debt, less
  current portion                      $1,093,806    $863,475  $1,256,349  $1,263,147    $1,171,817
Subordinated debt                        $286,964    $501,767    $150,505    $150,269     $ 136,250
Shareholders' equity                   $1,944,529  $1,397,934    $691,059    $739,893      $658,101

Management's Discussion & Analysis

On September 17, 1998, Saks Holdings, Inc. ("SFA") merged with and into a wholly owned subsidiary of Proffitt's, Inc. SFA is the holding company of Saks & Company which does business as Saks Fifth Avenue, Off 5th, Folio and Bullock & Jones. The merger provided for the exchange of each outstanding share of SFA Common Stock for .82 shares of Proffitt's, Inc. Common Stock. In connection with the merger, Proffitt's, Inc. changed the corporate name of Proffitt's, Inc. to Saks Incorporated.

     Saks Incorporated (formerly Proffitt's, Inc. and hereinafter the "Company"), is a national retailer principally operating 331 premier and traditional department stores under the following names: Saks Fifth Avenue (56 stores), Off 5th (39 stores), Proffitt's (24 stores), McRae's (29 stores), Younkers (51 stores), Parisian (39 stores), Herberger's (37 stores), Carson Pirie Scott ("Carson's") (30 stores), Bergner's (13 stores), Boston Store (12 stores) and Bullock & Jones (1 store). The Company also operates a direct mail business, under the Folio and Bullock & Jones names.

     The Company's major acquisitions are outlined below:

                                       Current Number                           Date          Accounting
Name                  Headquarters        of Stores     Locations             Acquired         Treatment
----------             ----------        ---------    -----------           ----------        ---------
McRae's              Jackson, MS             31       Southeast            March 31, 1994      Purchase
Younkers             Des Moines, IA          50       Midwest              February 3, 1996    Pooling
Parisian             Birmingham, AL          40       Southeast/Midwest    October 11, 1996    Purchase
Herberger's          St. Cloud, MN           37       Midwest              February 1, 1997    Pooling
Carson Pirie Scott,  Milwaukee, WI           55       Midwest              January 31, 1998    Pooling
  Boston Store,
  and Bergner's
Saks Fifth           New York, NY            95       National             September 17, 1998  Pooling
 Avenue, Off 5th


     Merchandising, sales promotion, and certain store operating support functions are conducted in multiple locations. The Proffitt's Merchandising Group, headquartered in Birmingham, was formed in 1996 to ensure coordination of merchandise planning and execution for the Company and the achievement of certain scale economies while supporting the Company's strategy of tailoring merchandising to local taste with regional assortments. Certain back office administrative support functions for the Company, such as accounting, credit administration, store planning, and information technology, are centralized.

     Income statement information for each year presented has been restated to reflect the Younkers, Herberger's, Carson Pirie Scott ("Carson's"), and SFA mergers, which were accounted for as poolings of interests. The operations of Parisian have been included in the income statement subsequent to the October 11, 1996 purchase date. The following table sets forth, for the periods indicated, certain items from the Company's Consolidated Statements of Income, expressed as percentages of net sales (numbers may not total due to rounding):

                                  52           52          53
                                 Weeks        Weeks       Weeks
                                 Ended        Ended       Ended
                                1/31/98       2/1/97      2/3/96
                               ("1997")      ("1996")     ("1995")
                               ---------    ---------   ---------
Net sales                       100.0%       100.0%        100.0%
Cost of sales                    65.2         65.1          65.6
                               ---------    ---------   ---------
    Gross margin                 34.8         34.9          34.4

Selling, general, and
  administrative expenses        20.3         21.5          21.7
Other operating expenses          7.7          7.4           7.4
Expenses related to attempted
  Younkers takeover                                          0.2
(Gains) losses from long-
  lived assets                                              (0.8)
Merger,  restructuring, and
  integration charges             0.6          0.3           1.5
Year 2000 expenses                0.1
ESOP expenses                     0.2          0.1           0.1
                               ---------    ---------   ---------
    Operating income              5.8          5.5           4.3

Other income (expense)
  Interest expense               (2.0)        (2.3)         (3.2)
  Other income (expense), net                 (0.2)          0.1
                               ---------    ---------   ---------
     Income before provision
     for income taxes and
     extraordinary loss           3.9          2.9           1.2

Provision (benefit) for
  income taxes                   (3.3)         1.0           1.1
                               ---------    ---------   ---------

Income before extraordinary
  loss                            7.3          1.9           0.1
Extraordinary loss (net of
  tax)                           (0.2)        (0.3)         (0.2)
                               ---------    ---------   ---------
Net income                        7.1%         1.6%         (0.1)%
                               ========      ========   =========

Net Sales

Total Company net sales increased by 16%, 11%, and 8% in 1997, 1996, and 1995, respectively. The 1997 increase primarily was due to a comparable store sales increase of 5% and incremental revenues generated from new store additions during 1997 and 1996 combined with the full year inclusion of Parisian which was acquired in October 1996. The 1996 increase primarily was due to a comparable store sales increase of 6% and new store additions during 1996 and 1995 and a partial year of revenues generated from Parisian. In 1995, comparable store sales increased 6%.

Gross Margins

Gross margins were 34.8%, 34.9%, and 34.4% in 1997, 1996, and 1995, respectively. The Company uses a full-cost method to account for inventories and cost of sales, which includes certain purchasing and distribution costs.

     The decrease in gross margin percent from 1996 to 1997 was primarily due to increased penetration in certain lower margin categories, spring sales shortfalls in bridge apparel, higher inventory shortage and processing costs associated with a new distribution center offset by enhanced buying power with core vendors due to the Company's increased scale, expansion of key brands and benchmarking of operations.

     The improvement in gross margin percent from 1995 to 1996 was primarily due to increased leverage of costs associated with the comparable sales growth, expansion of higher margin merchandise categories and continued focus on benchmarking of operations.

     Management believes the merchandising operations of the business can be further enhanced through continued execution of the Company's best practices and benchmarking process as well as through the introduction of a new private brand program in its non-SFA stores beginning in fall 1998 and the expansion of existing private brand offerings in the SFA stores. While the Company anticipates that it will continue to emphasize premier national brands and exclusive designer labels in its stores, management's goal is to significantly increase the private brand business.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses ("SG&A") were 20.3% of net sales in 1997, 21.5% of net sales in 1996, and 21.7% of net sales in 1995. The reduction of the SG&A percentage from 1995 to 1997 was due to increased economies of scale and the implementation of the synergies associated with the Company's recent acquisitions and targeted cost savings programs combined with increases in net finance charge income. The improvement was also impacted by SFA's implementation of cost reduction initiatives during 1997.

     Management identified synergies in conjunction with the Younkers, Parisian, Herberger's, and Carson's business combinations. The implementation of these synergies reduced operating expenses by a total of $6 million in 1996 and $20 million in 1997. Incremental savings relating to these mergers of approximately $15 million are planned in 1998. In connection with the SFA merger, the Company identified synergies and cost reduction opportunities that are expected to be realized in late 1998 and 1999. The Company expects savings of approximately $12 million in 1998 and $60 to $70 million in 1999 relating to the SFA merger. Cost reductions are being achieved through the elimination of duplicate corporate expenses, economies of scale, implementation of best practices, and consolidation of certain administrative support functions. These changes are expected to deliver future additional leverage on expenses.

     Finance charge income derived from the Company's proprietary credit cards is included as a component of SG&A. Gross finance charge income (before allocation of finance charges to the third party purchasers of accounts receivable (see "Liquidity")), was $198.5 million, $170.9 million and $156.4 million in 1997, 1996 and 1995 respectively. This increase since 1995 is due to increased penetration and certain credit card term changes combined with the successful May 1997 introduction of a proprietary charge card at Herberger's. The allocation of finance charges to the third party purchasers of accounts receivable totaled approximately $47.3 million in 1997; $40.7 million in 1996; and $32.9 million in 1995. Utilization of the Company's accounts receivable securitization programs increased each year presented (see "Liquidity") commensurate with the Company's growth in proprietary charge card sales.

     Effective February 1998, all of the Company's proprietary credit cards (exclusive of the SFA proprietary credit cards) are issued by the National Bank of the Great Lakes (the "Bank"), the credit card bank acquired in conjunction with the Carson's merger (see "Liquidity"). The Bank is able to assess uniform finance charges (including late fees) in all twenty-four states in which the Company operates non-SFA stores. This is believed to have positive implications for increasing future finance charge income. The Bank is expected to become the issuer of SFA credit cards in late 1998.

Other Operating Expenses

Other operating expenses were 7.7% of net sales in 1997, compared to 7.4% in both 1996 and 1995. The percent increase in 1997 over 1996 and 1995 levels primarily resulted from increased property and rental expense due in large part to the addition of Parisian, which has a higher proportion of properties which are leased versus owned.

Expenses Related to Attempted Takeover of Younkers

During 1995, the Company incurred expenses of approximately $10.0 million, or 0.2% of net sales, related to the attempted hostile takeover of Younkers by Carson's and Younkers' defense of such attempt.

(Gains) Losses from Long-Lived Assets

In March 1995, the Company sold eight Carson's stores (principally buildings and real estate) located in Minnesota ("Minnesota Stores") for net proceeds of $70.8 million. The assets sold had a carrying value of $9.5 million. In addition, the Company liquidated all inventory, fixtures, and accounts receivable related to the Minnesota Stores for net proceeds of approximately $30.0 million. After closing costs, a gain totaling $55.2 million was recorded in 1995.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company adopted the provisions of this new standard in the fourth quarter of 1995 and as a result of closing certain stores and related facilities, the Company incurred impairment charges totaling $19.1 million in 1995. Of the $19.1 million total, $15.9 million related to the write-down in carrying value of six store properties and $3.2 million related to the write-down of abandoned property.

     After recognition of the $55.2 million gain recorded from the Minnesota Stores and the impairment write-down of $19.1 million, the Company realized a net gain on long-lived assets of $36.1 million, or 0.8% of net sales, in 1995.

Merger, Restructuring, and Integration Charges

In connection with the Company's mergers with Carson's, Herberger's, and Younkers and the acquisition of Parisian, the Company incurred certain costs to effect the transactions and other costs to restructure, integrate, and combine the operations of the companies. SFA also incurred certain costs in 1995 relating to an acquisition of former I. Magnin store locations and exit cost associated with the relocation of distribution facilities.

     For 1997, these costs totaled $36.5 million, or 0.6% of net sales. The 1997 charges were comprised of: (i) $13.8 million of Carson's merger transaction costs (principally investment banking, legal, and accounting fees and other direct merger costs); (ii) $17.3 million of restructuring and integration charges associated with the Carson's merger related principally to such items as severance, the consolidation of administrative operations, and the write-off of duplicate assets; and, (iii) $12.4 million of continuing integration costs related to mergers and acquisitions over the prior two years offset by a $7 million decrease in the estimated costs to exit the SFA Yonkers distribution facility.

     For 1996, these charges totaled $16.9 million, or 0.3% of net sales. The 1996 charges were comprised of: (i) $2.6 million of Herberger's merger transaction costs (principally investment banking, legal, and accounting fees and other direct merger costs);
(ii) $7.4 million of restructuring and integration charges associated with the Herberger's merger related principally to such items as severance, the consolidation of administrative operations, and the write-off of duplicate assets; (iii) $5.9 million related to the continuing integration of the Younkers operations; and, (iv) $1 million relating to consulting and advisory fees paid to a shareholder of SFA.

     For 1995, these charges totaled $64.2 million, or 1.5% of net sales. The 1995 charges were comprised of: (i) $8.8 million of Younkers' merger transaction costs (principally investment banking, legal, and accounting fees and other direct merger costs); (ii) $12.0 million of restructuring and integration charges associated with the Younkers merger related principally to such items as severance, the consolidation of administrative operations, and the write-off of duplicate assets, (iii) $19.0 million relating to exit costs associated with the relocation of distribution activities at SFA; (iv) $8.9 million of integration costs associated with SFA's acquisition of former I. Magnin store locations; (v) $8.5 million related to the writeoff of certain EDP software at SFA which became obsolete; and, (vi) $7.0 million of consulting and advisory fees paid to a shareholder of SFA.

     Management also expects to incur certain additional integration costs in 1998, primarily related to the integration of redundant and duplicative systems and assets accumulated through the series of acquisitions over the prior two years. These expenses (exclusive of expenses associated with the SFA merger) are expected to total approximately $21 million to $27 million in 1998. The Company will incur merger, restructuring and integration costs associated with the SFA merger during 1998 and 1999. Management is currently reviewing the Company's operations and expects to develop an estimate of such costs by the end of 1998.

Year 2000 Expenses

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Some of the Company's computer programs that have date-sensitive software may potentially recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company's non information technology system (e.g., alarm systems) may also be affected by the Year 2000 issue.

     The Company is modifying or replacing significant portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with modifications to existing software, conversions to new software, and changes to non-information technology systems, the Year 2000 Issue can be mitigated.

     The Company has initiated formal communications with all of its significant suppliers to determine the extent to which the Company is vulnerable to failure of those third parties' to remediate their own Year 2000 Issue. The Company's total Year 2000 project cost and estimates to complete include the estimated costs and time associated with the effect of a third party's Year 2000 Issue, and are based on presently available information.

     The Company is utilizing both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. During 1997, the Company substantially completed its assessment of the Year 2000 Issue and began systems modifications, resulting in charges of $6.6 million, or 0.1% of net sales, in 1997. The Company expects to incur additional Year 2000 charges estimated to be $9 million and $3 million in 1998 and 1999, respectively, including SFA. The Company is meeting its internal modification schedule and expects to complete the Year 2000 project by March 1999.

     The costs of the project and the date on which the Company plans to complete the modifications are based on management's best estimates, which were derived utilizing assumptions of future events including the continued availability of certain resources, third party modification plans, and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those plans. Specific factors that might cause such differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

ESOP Expenses

Herberger's had an Employee Stock Ownership Plan ("ESOP"), which was terminated on December 31, 1997. Charges related to the ESOP totaled $9.5 million, or 0.2% of net sales, in 1997. Of this total, $7.9 million related to the termination of the plan. ESOP charges totaled $3.9 million, or 0.1% of net sales, and $2.9 million, or 0.1% of net sales, in 1996 and 1995, respectively.

Interest Expense

Total interest expense was $113.7 million, $114.9 million, and $141.7 million in 1997, 1996, and 1995, respectively. Interest expense as a percentage of net sales was 2.0% for 1997, 2.3% for 1996, and 3.2% for 1995. The decrease in interest expense in 1997 compared to 1996 was primarily due to: (i) the use of proceeds from SFA's May 1996 initial public offering (IPO) to repay outstanding indebtedness; (ii) the use of proceeds from SFA's convertible notes offering in September 1996 to pay down higher cost debt; (iii) improved cash flow from operations; and, (iv) lower interest rates on the revolving credit facilities, offset by increased borrowing costs associated with the October 1996 acquisition of Parisian and increased capital and inventory investments. The decrease in interest expense in 1996 compared to 1995 is primarily due to the aforementioned SFA IPO and convertible notes issuance and lower interest rates.

Other Income, Net

In 1996, the Company recorded a loss of $10.5 million, or 0.2% of net sales, related to the write-down of County Seat Debentures (the "Debentures"). Carson's received the Debentures in 1993 when County Seat Holdings, Inc. exercised its option to exchange the Debentures for other securities that had been issued to Carson's as part of the sale price for Carson's 1989 divestiture of County Seat Stores, Inc., to a management-led buyout group.

Income Taxes

The continued improvement in SFA's operating income in fiscal 1997, as well as SFA's estimate of future profitability, enabled the Company to recognize a $294,846 deferred tax asset in the fourth quarter of 1997. The benefit reflects the elimination of the valuation allowance relating to the tax benefit of SFA's net operating loss carryforwards. The realization of this tax benefit also enabled SFA to reduce goodwill by $34,525 due to SFA recording certain assets and liabilities at their date of acquisition for financial reporting purposes which were not recognized for income tax purposes. In 1997, 1996 and 1995 the effective tax rates differ from the normalized tax rates principally due to non-deductible goodwill, ESOP charges, and merger related costs.

Net Income

Net income before extraordinary loss on extinguishment of debt was $416.2 million in 1997, or 7.3% of net sales, $93.6 million in 1996, or 1.9% of net sales, and $2.3 million in 1995, or 0.1% of net sales.

Extraordinary Item

During 1997, the Company made certain modifications to its capital structure, including retiring approximately $114 million of 9-7/8% Parisian Senior Subordinated Notes due 2003, prepaying approximately $15 million of 11% of Junior Subordinated Notes, prepaying certain mortgages and replacing the Company's existing revolving credit and working capital facilities with a new revolving credit facility. As a result of this early extinguishment of debt, certain deferred costs and premiums associated with the debt facilities, such as loan origination costs, were written off resulting in a loss of $18.9 million ($11.3 million net of income taxes).

     In 1996 the Company recognized $12.7 million of extraordinary charges associated with the prepayment of term borrowings under the SFA Credit Facility, the repayment of outstanding balances on the revolving credit portion of the SFA Credit Facility and the prepayment of certain mortgages.

     In 1995, Younkers canceled its $150 million revolving credit agreement and replaced its debt financing of accounts receivable with sales of ownership interests in its accounts receivable resulting in a write-off of $3.4 million ($2.1 million net of income taxes). In connection with SFA's real estate refinancings in 1995, the Company incurred $6.0 million in charges.

Inflation

Inflation affects the costs incurred by the Company in its purchase of merchandise and in certain components of its SG&A expenses. The Company attempts to offset the effects of inflation through price increases and control of expenses, although the Company's ability to increase prices is limited by competitive factors in its markets.

Seasonality

The Company's business, like that of most retailers, is subject to seasonal influences, with a significant portion of net sales and net income realized during the fall season, which includes the Christmas selling season. In light of these patterns, SG&A expenses are typically higher as a percentage of net sales during the first three quarters of each year, and working capital needs are greater in the last two quarters of each year. The fall season increases in working capital needs have typically been financed with internally generated funds, the sale of interests in accounts receivable, and borrowings under the Company's revolving credit facility. Generally, more than 30% of the Company's net sales and over 50% of net income are generated during the fourth quarter.

Liquidity and Capital Resources

Cash Flow
The Company's primary needs for liquidity are to acquire, renovate, or construct stores, and to provide working capital for new and existing stores.

     Net cash provided by operating activities was $209.3 million in 1997 and $140.7 million in 1996, principally representing net income before depreciation and amortization charges and changes in working capital needs.

     Net cash used in investing activities was $319.0 million in 1997, which related to capital expenditures of $346.9 million primarily for new store construction, store renovations, and systems enhancements, netted against the proceeds from the sale of assets of $27.9 million. Net cash used in investing activities was $330.6 million in 1996, of which $119.1 million was for the acquisition of Parisian and $247.8 million was related to new store construction, store renovations, systems enhancements, and other capital expenditures.

     Net cash provided by financing activities for 1997 totaled $83.6 million, which was primarily due to $148.1 million of net borrowings under the credit and receivables facilities and the issuance of stock and the sale of treasury stock of $23.2 million offset by net long term debt repayments of $53.3 million and the repayment of $30 million of REMIC certificates. Net cash provided by financing activities for 1996 totaled $186.7 million, which was primarily due to proceeds of $457.5 million from the issuance of stock and the sale of treasury stock offset by net repayments of $237.5 million under the credit and receivables facilities, net repayments of $9.3 million on long-term debt and $14.4 million of treasury stock purchases.

     The availability of net operating loss carryforwards and other tax benefits generated in prior years by SFA and Carson's will enable the Company to reduce its cash requirements for income tax payments in the next several years from that which would otherwise be payable.

Accounts Receivable Securitization: Younkers Master Trust Facility In 1995, the Younkers Master Trust ("YMT") was established by Younkers Credit Corporation ("YCC"), a wholly-owned, special purpose subsidiary of the Company. YMT issued to third parties a total of $75 million of asset backed securities in two separate classes and issued a $50 million variable funding certificate to an asset backed commercial paper based conduit. On May 6, 1998 YCC was merged into Proffitt's Credit Corporation (see below).

Accounts Receivable Securitization: Proffitt's Credit Card Master
Trust Facility
In 1994, the Company (excluding Younkers, Carson's and SFA) began selling an undivided interest in its accounts receivable. In 1997, the Company, through its wholly-owned special purpose subsidiary, Proffitt's Credit Corporation ("PCC"), entered into an agreement to sell an undivided interest in the accounts receivable of the Proffitt's, McRae's, and Parisian stores. This agreement provided for the sales of receivables up to $300 million and contained certain covenants requiring the maintenance of various financial ratios. In May 1997, this agreement was modified to include the accounts receivable of Herberger's.

     In 1997, the Company completed a restructuring of its credit card receivables (excluding Younkers, Carson's and SFA). Proffitt's Credit Card Master Trust ("PCCMT") was formed by PCC and issued a total of $200 million in five-year term asset back securities in two separate classes. The proceeds of the certificates were used to repay outstanding borrowings and to terminate the Younkers variable funding arrangement discussed above.

     Concurrent with the issuance of the term asset backed securities, PCCMT issued to two co-purchasers, both of which are asset backed commercial paper based conduits, a $125 million variable funding certificate. In November 1997, the aggregate principal amount of the variable funding certificate was increased to $150 million.

Accounts Receivable Securitization: Saks Finance Company
SFA, through its wholly-owned special purpose subsidiary, Saks Finance Company (SFC), has entered into agreements to securitize most of its proprietary credit card receivables. In 1996, the trust sold two series of certificates of beneficial interests with subordinated structures. This issuance was in conjunction with the previously existing trust entering its wind-down period, which was completed in fiscal 1996. The first series is a term series with a capacity of $413,000. The second series is a variable series with a maximum capacity of $118,000. In August 1998, SFA executed a new $397 million receivables securitization facility to finance the monthly accumulation of cash required to repay the previously issued and outstanding term series.

National Bank of the Great Lakes
On January 31, 1998, in connection with the Company's acquisition of Carson's, the Company acquired the Bank. Following that acquisition, on February 2, 1998, all of the Company's proprietary credit card agreements (excluding SFA) with customers, and the accounts related thereto, were contributed to the Bank pursuant to the terms of the Contribution Agreement, dated as of January 31, 1998, by and between the Company and the Bank. The accounts receivable generated by the Bank's credit card accounts maintained for customers of the Company's Younkers stores remain subject to the terms of the YMT, while the accounts receivable generated by the Bank's credit card accounts maintained for customers of the Company's Proffitt's, McRae's, Parisian, and Herberger's stores remain subject to the terms of PCCMT.

     Upon the acquisition of the Bank, the accounts receivable generated by the Bank's credit card accounts maintained for customers of the Company's Carson's, Boston Store, and Bergner's stores were sold to PCC and then transferred to PCCMT. To accommodate the increase in accounts receivable attributable to the addition of these accounts, the principal amount of the 1997-1 Variable Funding Certificate was increased to $400 million.

     As a result of the transactions discussed above, as of February 2, 1998, the Bank became the sole originator of the Company's proprietary credit card accounts (excluding SFA) maintained for customers of the Company and has sold 100% of the accounts receivable generated by these accounts to the Company's special purpose entities, PCC and YCC. PCC and YCC, in turn, will continue to sell these accounts receivable to PCCMT and YMT. The Bank is expected to become the issuer of SFA credit cards in the fourth quarter of 1998.

Operating Lease Agreement
In June 1997, SFA entered into a $100.5 million operating lease agreement, which can be used to finance qualified properties placed in service by December 31, 1999. Under this agreement, the lessor has agreed to acquire and construct new store sites in order to lease them to SFA. The lease requires a variable rent payment related to LIBOR interest rates and SFA has guaranteed a substantial residual value of the properties under lease. SFA has guaranteed approximately $19 million at January 31, 1998. At January 31, 1998, there was approximately $77.5 million available under this lease agreement to fund capital expenditures. On September 17, 1998, the Company terminated the operating lease agreement which resulted in the purchase of properties valued at approximately $30 million.

Capital Structure
During 1997, the Company implemented a comprehensive capital structure strategy designed to reduce the Company's level of secured indebtedness, to create a more appropriate fixed to floating interest rate balance, and to lengthen the duration of debt capital. The Company also enhanced the overall liquidity, terms of availability, and pricing of financing arrangements. In January and February of 1997 the Company reacquired $30 million of outstanding REMIC certificates. In May 1997, the Company issued
$125 million of 8.125% Senior Unsecured Notes due 2004 ("Senior Notes"), which were primarily used to repay $64 million of mortgage debt and reduce borrowings under the Company's revolving credit facility. Also in May, the Company repurchased $28.4 million of 9-7/8% Parisian Senior Subordinated Notes due 2003 ("Parisian Notes") and in January 1998, the Company retired approximately $85 million of the $97 million of remaining Parisian Notes through a cash tender offer. In October 1997, the Company called its $86.3 million 4-3/4% Convertible Subordinated Debentures, which were converted into approximately 4.0 million shares of Company Common Stock. In January 1998, Proffitt's prepaid approximately $15 million of its 11% Junior Subordinated Notes, which were originally issued in conjunction with the 1994 McRae's acquisition.

     In June 1997, the Company amended its unsecured revolving credit facility, raising the capacity to $400 million from $275 million, extending the maturity from three years to five, and obtaining more favorable pricing. The maximum amount outstanding under the Company's revolving credit facility during 1997 was $210.0 million. At that time, the Company had unused availability on its facility of $92.8 million.

     In conjunction with the Carson's transaction, the Company replaced its $400 million unsecured revolving credit facility and Carson's $150 million unsecured working capital facility with a $600 million unsecured revolving credit facility ("New Revolver"), again obtaining more favorable pricing and providing the Company with more flexibility under operating covenants. The New Revolver is with several banks and expires in 2003. The pricing on the New
Revolver is a LIBOR- based rate. As of March 19, 1998, the LIBOR-based interest rate on the New Revolver was approximately 6.1%. As of March 19, 1998, the Company had borrowings totaling $100.2 million outstanding under the New Revolver and unused availability of $484.3 million.

     As of January 31, 1998, long-term debt consisted of $346.8 million outstanding on the Company's revolving credit facilities, $125 million outstanding on Carson's $200 million receivables facility, $340.7 million of REMIC certificates and mortgage debt, $125 million of Senior Notes, $276 million of SFA convertible debentures, $11 million of Parisian Notes, and $169.4 million of capital lease obligations. At January 31, 1998, total debt was 42% of total book capitalization, down from 50% at February 1, 1997. On February 2, 1998, Carson's, Boston Store, and Bergner's proprietary credit card receivables of approximately $270 million were sold to PCC (refer to previous discussion). PCC, in turn, transferred these receivables to PCCMT and received proceeds of $235 million which were used to repay $125 million outstanding under the Carson's receivables facility (which was then terminated), with the balance applied to the New Revolver balance. After giving effect to these transactions, total debt declined to 37% of capitalization at that date.

     In connection with the SFA merger, the Company initiated a series of refinancing activities designed to reduce the weighted average cost of debt, provide appropriate debt maturities, increase the overall liquidity and ensure a proper capital structure. The refinancing activities included: (1) on September 9, 1998 the Company completed a tender offer for the $125 million 8.125% senior unsecured notes utilizing proceeds from the revolving credit agreements; (2) during September 1998 SFA repurchased $65 million of outstanding REMIC mortgage certificates using proceeds from the SFA revolving credit agreement, (3) on September 17, 1998 the Company replaced the existing revolving credit agreements with a new $1.5 billion revolving credit agreement (the New Facility) which is unsecured, is scheduled to expire in September 2003, and will bear interest at LIBOR based variable rates (the rate on September 17, 1998 approximated 6%) and, (4) on September 17, 1998 advances from the New Facility were used to repay all outstanding indebtedness under the SFA credit facility and the SFA credit facility was terminated.

     The SFA convertible debentures contain certain restrictive covenants including the extension of a put option in the event of a change in control of SFA. The Company believes that the merger with SFA may constitute a change in control as defined in the debenture and therefore the holders of the convertible debentures would have a put option back to the Company. The Company's interpretation of the debenture is that any convertible notes which are put to the Company may be redeemed at the Company's option in the form of cash or common stock of the Company. If the holders exercise the put option, the Company may use proceeds from the New Facility to fund the redemption and then may subsequently seek replacement long-term financing.

Capital Needs
The Company estimates capital expenditures for 1998 will approximate $400 million, primarily for the construction of new store openings in 1998, initial construction work on stores expected to open in 1999, several store expansions and renovations, enhancements to management information systems, and regular maintenance expenditures.

     The Company anticipates its capital expenditures and working capital requirements relating to planned new and existing stores will be funded through cash provided by operations, ongoing sales of receivables under the securitization programs and additional borrowings. The Company expects to generate adequate cash flows from operating activities to sustain current levels of operations. The Company maintains favorable banking relations and anticipates the necessary credit agreements will be extended or new agreements will be entered into in order to provide future borrowing requirements as needed. The Company also believes it has access to a variety of other capital markets.

Recent Accounting Pronouncements

In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." The new standard changed the presentation and method in which earnings per share are computed and was effective for the Company's year ended January 31, 1998. The Company has restated all per share amounts consistent with SFAS No. 128.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Also in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires public business enterprises to report selected information about operating segments as well as establishes standards for related disclosures about products and services, geographic areas, and major customers. In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures About Pensions And Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits, eliminates certain disclosures, and requires additional information on changes in the benefit obligations and fair values of plan assets. These standards are effective for the Company's year ending January 30, 1999, and the Company is currently in the process of ascertaining the impact these new standards will have on its financial statements for 1998 and prior periods.

     In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Pledging Activities." SFAS No. 133 is effective for the Company in the first quarter of fiscal 2000, and the Company is in the process of ascertaining the impact this new standard will have on its financial statements.

Forward-Looking Information

This report contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking information and statements contained throughout Management's
Discussion and Analysis are premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

     The forward-looking information and statements are based on a series of projections and estimates and involve certain risks and uncertainties. Potential risks and uncertainties include such factors as the level of consumer spending for apparel and other merchandise carried by the Company, the competitive pricing environment within the department and specialty store industries, the effectiveness of planned advertising, marketing, and promotional campaigns, appropriate inventory management, realization of planned synergies, effective cost containment, and solution of Year 2000 systems issues by the Company and its suppliers.

     When used in this report, words such as "believes,"
"estimates," "plans," "expects," "should," "may," "anticipates," and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.


            Consolidated Statements of Income
     (dollars in thousands, except per share amounts)

                                                       Year Ended
                                           ---------------------------------
                                    January 31,         February 1,  February 3,
                                      1998                 1997         1996
                                    ----------          ----------   ----------
Net sales                           $5,726,346          $4,926,862   $4,422,107
Cost of sales                        3,731,293           3,208,989    2,900,026
                                     ---------           ---------    ---------
Gross margin                         1,995,053           1,717,873    1,522,081
Selling, general and
  administrative expenses            1,165,118           1,057,144      961,407
Other operating expenses
  Property and equipment
   rentals                             157,018             114,714       97,148
  Depreciation and
   amortization                        136,119             123,533      121,171
  Taxes other than income
   taxes                               134,121             117,355      110,137
Store pre-opening costs                 17,018              11,645        2,178
Expenses related to attempted
  Younkers takeover                                                      10,017
(Gains) losses from
   long-lived assets                      (134)              1,406      (36,058)
Merger, restructuring and
  integration charges                   36,524              16,929       64,237
Year 2000 expenses                       6,590
ESOP expenses                            9,513               3,910        2,931
                                      --------            --------     --------

Operating income                       333,166             271,237      188,913

Other income (expense)
  Interest expense                    (113,685)           (114,881)    (141,725)
  Other income (expense), net            2,330             (11,780)       4,051
                                      --------             --------    ---------
Income before provision
  for income taxes and
  extraordinary items                  221,811             144,576       51,239
Provision (benefit) for
  income taxes                        (194,426)             50,998       48,914
                                      --------            --------     --------

Income before extraordinary
  items                                416,237              93,578        2,325
Extraordinary loss on
  early extinguishment of
  debt, net of taxes                    11,323              12,746        8,051
                                     ---------            --------     --------
Net income (loss)                      404,914              80,832       (5,726)
Preferred stock payments                                     3,828        1,950
                                     ---------            --------     --------
Net income (loss) available
to common shareholders                $404,914             $77,004      $(7,676)
                                    ==========           =========     ========
Earnings per common share:
  Basic earnings per
   common share before
   extraordinary loss                    $3.03               $0.72        $0.00
Extraordinary loss                       (0.09)              (0.10)       (0.07)
                                     ---------           ---------      -------
Basic earnings (loss) per
  common share                           $2.94               $0.62       $(0.07)
                                     =========           =========      =======
Diluted earnings per common
  share before extraordinary
  loss                                   $2.86               $0.70        $0.00
Extraordinary loss                       (0.07)              (0.10)       (0.07)
                                     ---------           ---------     --------
Diluted earnings (loss) per
  common share                           $2.79               $0.60       $(0.07)
                                     =========            ========      =======
Weighted average common
  shares
  Basic                                137,588             125,056      111,974
  Diluted                              149,085             132,583      113,309


The accompanying notes are an integral part of these consolidated financial statements.

           Consolidated Balance Sheets
             (dollars in thousands)

                                          January 31,    February 1,
                                             1998           1997
                                         ----------     ----------
Assets
Current Assets
  Cash and cash equivalents              $   50,864      $  76,955
  Trade accounts receivable                 412,209        395,028
  Merchandise inventories                 1,244,682      1,068,184
  Other current assets                      111,621        110,039
  Deferred income taxes                      71,814         16,305
                                          ---------      ---------
  Total Current Assets                    1,891,190      1,666,511

Property and Equipment,
  net of depreciation                     1,725,979      1,518,342
Goodwill and Intangibles,
  net of amortization                       327,307        367,889
Deferred Income Taxes                       257,848
Other Assets                                 67,929         77,534
                                         ----------     ----------
  Total Assets                           $4,270,253     $3,630,276
                                         ==========     ==========

Liabilities and Shareholders' Equity
Current Liabilities
  Trade accounts payable                   $333,794       $321,074
  Accrued expenses                          342,576        286,858
  Accrued compensation and related items     69,286         52,576
  Sales taxes payable                        42,172         33,445
  Current portion of long-term debt          13,058         20,806
                                         ----------      ---------
  Total Current Liabilities                 800,886        714,759

Senior Debt                               1,093,806        863,475
Deferred Income Taxes                                       21,021
Other Long-Term Liabilities                 144,068        131,320
Subordinated Debt                           286,964        501,767
Commitments and Contingencies
Shareholders' Equity
  Common stock                               14,148         10,776
  Additional paid-in capital              2,028,067      1,899,703
  Accumulated deficit                       (97,686)      (502,600)
  Deferred ESOP compensation                                (9,778)
  Unamortized stock compensation                              (167)
                                         -----------     ----------
  Total Shareholders' Equity              1,944,529      1,397,934
                                         -----------     ----------
  Total Liabilities and
   Shareholders' Equity                  $4,270,253     $3,630,276
                                         ===========    ==========

The accompanying notes are an integral part of these consolidated financial statements.


             Consolidated Statements of Shareholders' Equity
                         (dollars in thousands)

                                                                            Additional     Accum-
                                                      Preferred    Common    Paid-In       ulated
                                                        Stock       Stock     Capital      Deficit
                                                      ---------    --------   -------     --------
Balance at January 28, 1995
  As previously reported                               $28,850      $6,085    $441,971    $163,580
Adjustment for pooling of interests                                  3,690     918,526    (788,422)
                                                    ----------   ---------   ---------  -----------
Balance at January 28, 1995 as restated                 28,850       9,775   1,360,497    (624,842)
Net loss                                                                                    (5,726)
Issuance of common stock                                                36       6,241
Income tax benefits related to exercised
  stock options                                                                    731
Purchases and retirements of stock                                    (525)    (58,286)
Increase in stock held in ESOP                                         (15)                 (7,857)
Preferred stock dividends                                                                   (1,950)
Decrease in tax valuation allowance                                             21,000
Benefit claims settlement                                                        2,000
Unrealized gain on ESOP shares                                                      45
Unrealized gain on investments                                                     211
Stock compensation                                                                  56
Common stock dividends $.28 per
  Herberger's share                                                                         (1,046)
                                                       --------    --------   ---------  ----------
Balance at February 3, 1996                             28,850       9,271   1,332,495    (641,421)
Net income                                                                                  80,832
Issuance of common stock                                             1,849     537,231
Income tax benefits related to exercised
  stock options                                                                  4,633
Purchases and retirements of stock                                    (776)    (27,973)     (7,060)
Sale of treasury stock                                                           8,809
Reclassification of ESOP stock                                         290         (57)     69,907
Preferred stock dividends                                                                     (796)
Decrease in tax valuation allowance                                             16,000
Unrealized gain on investment                                                     (498)
Stock compensation                                                                 278
Unrealized gain on ESOP shares                                                     122
Conversion of preferred stock                          (28,850)        142      28,663      (3,032)
Common stock dividends,$.28 per
  Herberger's share                                                                         (1,030)
                                                       --------    --------   ---------  ----------
Balance at February 1, 1997                                         10,776   1,899,703    (502,600)
Net income                                                                                 404,914
Issuance of common stock                                               144      24,829
Income tax benefits related to exercised
  stock options                                                                  7,319
2-for-1 stock split                                                  3,070      (3,070)
Purchases and retirements of stock                                     (53)    (13,043)
Decrease in tax valuation allowance                                             16,000
Unrealized gain on investments                                                      10
Stock compensation                                                       9       1,451
Conversion of 4.75% subordinated debentures                            202      86,082
Termination of ESOP                                                              8,786
                                                       --------    --------   ---------  ----------
Balance at January 31, 1998                               $---     $14,148  $2,028,067    $(97,686)
                                                       ========    ========   =========  ==========


              Consolidated Statements of Shareholders' Equity
                          (dollars in thousands)
                               (CONTINUED)
                                                                               Unamamort-
                                                                   Deferred      ized       Total
                                                                     ESOP        Stock      Stock-
                                                       Treasury     Compen-    Compen-    holders'
                                                         Stock      sation       sation    Equity
                                                       ---------    --------   -------     --------
Balance at January 28, 1995
  As previously reported                              $(33,639)                  $(748)   $606,099
Adjustment for pooling of interests                                                        133,794
                                                      ---------      --------   -------   --------
Balance at January 28, 1995 as restated                (33,639)                   (748)    739,893
Net loss                                                                                    (5,726)
Issuance of common stock                                                                     6,277
Income tax benefits related to exercised
  stock options                                                                                731
Purchases and retirements of stock                      (4,044)                            (62,855)
Increase in stock held in ESOP                                                              (7,872)
Preferred stock dividends                                                                   (1,950)
Decrease in tax valuation allowance                                                         21,000
Benefit claims settlement                                                                    2,000
Unrealized gain on ESOP shares                                                                  45
Unrealized gain on investments                                                                 211
Stock compensation                                                                 295         351
Common stock dividends $.28 per
  Herberger's share                                                                         (1,046)
                                                       --------    --------   ---------  ----------
Balance at February 3, 1996                            (37,683)                   (453)    691,059)
Net income                                                                                  80,832
Issuance of common stock                                                                   539,080
Income tax benefits related to exercised
  stock options                                                                              4,633
Purchases and retirements of stock                      21,481                             (14,328)
Sale of treasury stock                                  16,202                              25,011
Reclassification of ESOP stock                                     $(9,778)                 60,362
Preferred stock dividends                                                                     (796)
Decrease in tax valuation allowance                                                         16,000
Unrealized gain on investment                                                                 (498)
Stock compensation                                                                 286         564
Unrealized gain on ESOP shares                                                                 122
Conversion of preferred stock                                                               (3,077)
Common stock dividends,$.28 per
  Herberger's share                                                                         (1,030)
                                                       --------    --------   ---------  ----------
Balance at February 1, 1997                                         (9,778)       (167)  1,397,934
Net income                                                                                 404,914
Issuance of common stock                                                                    24,973
Income tax benefits related to exercised
  stock options                                                                              7,319
2-for-1 stock split
Purchases and retirements of stock                                                         (13,096)
Decrease in tax valuation allowance                                                         16,000
Unrealized gain on investments                                                                  10
Stock compensation                                                                 167       1,627
Conversion of 4.75% subordinated debentures                                                 86,284
Termination of ESOP                                                  9,778                  18,564
                                                       --------    --------   ---------  ----------
Balance at January 31, 1998                               $---        $---        $---  $1,944,529
                                                       ========    ========    ========   =========

The accompanying notes are an integral part of these consolidated financial statements.

              Consolidated Statements of Cash Flows
                     (dollars in thousands)

                                                 Year Ended
                                    ------------------------------------
                                    January 31,   February 1,  February 3,
                                       1998          1997        1996
                                    ----------     ---------- ----------
Operating Activities
  Net income (loss)                  $404,914       $80,832     $(5,726)
  Adjustments to reconcile
   net income (loss) to net
   cash provided by operating
   activities:
  Extraordinary loss on
   extinguishment of debt               8,356        12,746       9,424
  Depreciation and
   amortization                       136,119       123,533     121,171
  Recognition of NOL
   carryforwards                     (283,675)
  Deferred income taxes                23,050        31,628      17,960
  (Gains) losses from
   long-lived assets                     (134)        1,406     (36,058)
  Loss on County Seat
   debentures                                        10,525
  ESOP expenses                         8,786         1,481       1,363
  Restructuring items                    (800)          885      24,922
  Changes in operating assets
   and liabilities:
   Trade accounts receivable          (18,327)      (38,706)     40,029
   Merchandise inventories           (175,912)      (90,829)    (69,956)
   Other current assets                27,704       (13,533)       (741)
   Accounts payable and
    accrued liabilities                99,352        18,831      59,258
   Other operating assets
    and liabilities                   (20,128)        1,896     (21,801)
                                    ----------     ---------   ---------
Net Cash Provided By
  Operating Activities                209,305       140,695     139,845
                                    ----------     ---------   ---------
Investing Activities
  Purchases of property
   and equipment, net                (346,876)     (247,814)   (172,662)
  Proceeds from sale and
   sale-leaseback of assets            27,851        36,282      83,607
  Proceeds from sale of
   marketable securities                                          5,653
  Proceeds from sale of
   subordinated certificates                                     13,427
  Acquisition of Parisian
   (1996)/Parks-Belk (1995)                        (119,070)    (10,483)
                                    -----------   -----------  ----------
Net Cash Used In Investing
  Activities                         (319,025)     (330,602)    (80,458)
                                    -----------   -----------  ----------
Financing Activities
  Proceeds from long-term
   borrowings                         175,546       380,837     154,002
  Payments on long-term
   debt and capital lease
   obligations                       (228,802)     (390,097)    (46,922)
  Net borrowings (repayments)
   under credit and
   receivables facilities             148,142      (237,457)    (55,887)
  Proceeds from issuance of
   stock and sale of
   treasury stock                      23,185       457,532       2,602
  (Payment) proceeds of
   REMIC certificates                 (30,000)       (4,159)    311,207
  Payment of Euronotes                                         (335,000)
  Redemption of subordinated
   notes                                                        (57,000)
  Purchase of treasury
   stock                              (13,096)      (14,383)     (5,874)
  ESOP loan repayment                   9,778
  Payments to preferred
   and common shareholders             (1,124)       (4,858)     (3,139)
  Other                                                (742)       (629)
                                     ----------    ----------  ----------
  Net Cash Provided By (Used
   In) Financing Activities            83,629       186,673     (36,640)
                                     ----------    ----------  ----------
  Increase (Decrease) In
   Cash and Cash Equivalents          (26,091)       (3,234)     22,747
Cash and cash equivalents at
  beginning of year                    76,955        80,189      57,442
                                     ----------    ----------  ----------

Cash and cash equivalents at
  end of year                         $50,864       $76,955     $80,189
                                     ==========    ==========  ==========

Noncash investing and financing activities are further described in the accompanying notes.

The accompanying notes are an integral part of these consolidated financial statements.


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (dollars in thousands, except per share amounts)

1   Basis of Presentation

On September 17, 1998, Saks Holdings, Inc. ("SFA") merged with and into a wholly owned subsidiary of Proffitt's, Inc. SFA is the holding company of Saks & Company which does business as Saks Fifth Avenue, Off 5th and Folio. The merger provided for the exchange of each outstanding share of SFA Common Stock for .82 shares of Proffitt's, Inc. common stock. In connection with the merger, Proffitt's, Inc. changed the corporate name of Proffitt's, Inc. to Saks Incorporated.

Saks Incorporated (formerly Proffitt's, Inc.) (the "Company"), is a national retailer principally operating premier and traditional department stores under the following names: Saks Fifth Avenue, Off 5th, Folio, Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott ("CPS"), Bergner's and Boston Store.

These consolidated financial statements include the accounts of the Company and all of its subsidiaries and have been prepared to give retroactive effect to the merger with SFA, which was accounted for as a pooling-of-interests. All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The recognition of net operating loss carryforwards also reflects management's estimates of future taxable income. Actual results could differ from these estimates.

2   Summary of Significant Accounting Policies

Fiscal Year

The Company's fiscal year ends on the Saturday closest to January
31. Fiscal years 1997 and 1996 contain 52 weeks and ended on January 31, 1998 and February 1, 1997, respectively. Fiscal 1995 contains 53 weeks and ended on February 3, 1996.

Net Sales

Net sales include sales of merchandise and services and sales of leased departments, net of returns and exclusive of sales tax. Retail sales are recorded on the accrual basis and profits on installment sales are recognized in full when the sales are recorded. Sales of leased departments were $255,365 in 1997, $234,902 in 1996, and $234,244 in 1995.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposits with banks and financial institutions that have maturities, when purchased, of three months or less. Cash equivalents are stated at cost which approximates fair value. Cash of approximately $13,012 and $10,805 has been restricted by the accounts receivable securitization agreements at January 31, 1998 and February 1, 1997, respectively.

Accounts Receivable and Bad Debts

The Company provides credit to and performs ongoing credit evaluations of its customers. Concentration of credit risk is limited because of the large number of customers and their dispersion throughout the United States and other countries.

Accounts receivable represents an owned residual interest in revolving charge accounts held by the Company's special purpose subsidiaries and related trusts and a direct ownership of revolving charge accounts. In some cases, the account's terms provide for payments exceeding one year. In accordance with usual industry practice, such receivables are included in current assets.

The carrying amount of the residual interests retained, comprised of servicing rights and certain net cash flows (projected finance charge income net of credit losses and interest retained by the purchasers of the receivables and securitization costs), is recorded at their fair values.

The Company maintains an allowance for potential credit losses on receivables repurchased from the special purpose subsidiary trusts. Implicit in the residual interest retained is an allowance for credit losses to be realized under the recourse provisions of sold receivables. The aggregate activity in these two allowance accounts is summarized as follows:

                                                Year Ended
                                   --------------------------------------
                                   January 31,   February 1,  February 3,
                                      1998           1997        1996
                                    ---------    ----------    ---------
Allowance at beginning
  of period                          $32,595       $27,243       $22,822
Bad debt provision                    60,514        45,183        43,633
Allowance related to
  purchased receivables
  and purchase of Parisian                           4,058
Write-offs, net of
  recoveries                         (59,866)      (43,889)      (39,212)
                                     --------      --------     ---------
Allowances at end of period          $33,243       $32,595       $27,243
                                     ========      ========     =========

Merchandise Inventories
Merchandise inventories are stated at the lower of cost or market as determined by the retail method and include freight and certain purchasing and distribution costs. Substantially all of the Company's inventory, excluding inventory owned by SFA, was determined using the retail last-in, first-out (LIFO) cost. At January 31, 1998, the retail LIFO value of inventory exceeded market value, and as a result, inventory was stated at the lower market amount. At February 1, 1997, the retail LIFO value of inventory approximated the retail method value. At January 31, 1998 and February 1, 1997, the consolidated balance sheet includes
SFA inventory of $529,535 and $424,774, respectively.

     Consignment merchandise on hand of $103,759 and $72,684 at January 31, 1998 and February 1, 1997, respectively, is not reflected in the consolidated balance sheets.

Advertising
Direct response advertising relates primarily to the production and distribution of the Company's catalogs and is amortized over the estimated life of the catalog. All other advertising and sales promotion costs are expensed in the period incurred. Advertising expenses were $192,154, $166,927 and $148,875 in fiscal years 1997,
1996 and 1995, respectively. Direct response advertising amounts included in other current assets in the consolidated balance sheets at January 31, 1998 and February 1, 1997, were $5,145 and $3,837, respectively.

Store Pre-Opening Costs
Store pre-opening costs are expensed when incurred.

Property and Equipment
Property and equipment are stated at cost. For financial reporting purposes, depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Gains or losses on the sale of assets are recorded at disposal.
Internally developed and purchased computer software is capitalized and amortized using the straight-line method over 5 to 15 years.
The carrying value of property and equipment is periodically reviewed and adjusted appropriately by the Company whenever events or changes in circumstances indicate that the estimated fair value is less than the carrying amount.

Goodwill and Intangibles
The Company has allocated the cost in excess of fair value of net tangible assets acquired in purchase transactions to goodwill and certain intangible assets, which are being amortized on a straight-line method over 15 to 40 years. In fiscal 1997, the Company recorded a net reduction of goodwill of $34,525 due to the recognition of the tax benefit generated from differences for financial statement purposes and income tax regulations in the recording of various assets and liabilities at acquisition. The Company recognized amortization expenses of $10,064, $6,075 and $4,228 in fiscal years 1997, 1996 and 1995, respectively. As of January 31, 1998 and February 1, 1997, the accumulated amortization of goodwill and intangible assets was $26,500 and $24,286, respectively.

     At each balance sheet date, the Company evaluates the recoverability of goodwill and intangible assets based upon utilization of the assets and expectations of related cash flows.
Based upon its most recent analysis, the Company believes that no impairment of goodwill and intangible assets exists at January 31, 1998.

Derivatives Policy
The Company uses financial derivatives only to reduce risk in conjunction with specific business transactions.

     The Company has purchased forward rate lock agreements and interest rate cap agreements to limit its exposure to adverse movements in interest rates related to planned debt issuances and floating rate debt costs associated with its various financing activities and accounts receivable securitization. In addition, the Company entered into interest rate swap agreements to fix a portion of the floating rate cost exposure related to the accounts receivable securitization. The financial institutions associated with these agreements are considered to be major, well-known institutions. The premiums paid were capitalized and are being amortized over the term of the related agreements.

Employee Stock Ownership Plans
Shares acquired after January 30, 1994 are accounted for in accordance with Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans." All other unreleased shares are accounted for in accordance with SOP 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans." See Note 14 for discussion of the Herberger's Employee Stock Ownership Plan ("ESOP") termination during 1997.

Stock-Based Compensation
The Company records compensation expense for all stock-based compensation plans using the intrinsic value. Compensation expense, if any, is measured as the excess of the market price of the stock over the exercise price on the measurement date. Pro forma disclosures of net income and earnings per share are presented in Note 14, as if the fair value method had been applied.

Income Taxes
The company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings Per Common Share
Basic earnings per common share (EPS) have been computed based on the weighted average number of common shares outstanding, after recognition of preferred stock payments of $3,828 and $1,950 for 1996 and 1995, respectively.

     The Company's 4.75% and 5.5% convertible subordinated debentures were considered in diluted earnings per share, when dilutive. During 1997, the Company converted $86,250 of 4.75% convertible subordinated debentures into 4,040 shares of common stock.

     Common stock issued upon the conversion of the preferred stock in 1996 and the convertible subordinated debentures in 1997 have been included in the weighted average number of shares outstanding subsequent to the date of conversion for computing basic earnings per share.

Computation of Per Share Earnings

                                           For the Year Ended
                                            January 31, 1998
                                    --------------------------------
                                                                Per
                                                               Share
                                     Income        Shares      Amount
                                     --------     --------     --------
Basic EPS
Income before extra-
  ordinary loss                     $ 416,237      137,588      $ 3.03
Effect of Dilutive Securities
 Stock Options                                       3,438
 Convertible subordinated
   debentures                          10,664        8,059
                                     --------     --------   ---------
Diluted EPS
 Income before extraordinary
   loss available to common
   shareholders plus
   assumed conversions              $ 426,901      149,085      $ 2.86
                                      =======     ========    ========

                                            For the Year Ended
                                             February 1, 1997
                                    --------------------------------
                                                                Per
                                                               Share
                                     Income        Shares      Amount
                                    --------     --------     --------

Basic EPS
Income before extra-
  ordinary loss                      $ 89,750      125,056     $  0.72
Effect of Dilutive Securities
 Stock Options                                       3,487
 Convertible subordinated
   debentures                           2,500        4,040
                                     --------     --------   ---------
Diluted EPS
 Income before extraordinary
   loss available to common
   shareholders plus
   assumed conversions               $ 92,250      132,583      $ 0.70
                                      =======     ========    ========

                                           For the Year Ended
                                            February 3, 1996
                                    --------------------------------
                                                                Per
                                                               Share
                                     Income        Shares      Amount
                                    --------     --------     --------

Basic EPS
Income before extra-
  ordinary loss                         $ 375      111,974     $ 0.00
Effect of Dilutive Securities
 Stock Options                                       1,335
 Convertible subordinated
   debentures
                                     --------     --------   ---------
Diluted EPS
 Income before extraordinary
  loss available to common
  shareholders plus
  assumed conversions                   $ 375      113,309     $ 0.00
                                      =======     ========    ========

New Accounting Pronouncements
In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." The new standard changed the presentation and method in which earnings per share are computed. The Company restated all per share amounts consistent with the new accounting pronouncement.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 131 requires public business enterprises to report selected information about operating segments as well as establishes standards for related disclosures about products and services, geographic areas, and major customers. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits". SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits, eliminates certain disclosures, and requires additional information on changes in the benefit obligations and fair values of plan assets. These standards are effective for the Company's year ending January 30, 1999 and the Company is currently in the process of ascertaining the impact the new standards will have on its financial statements for 1998 and prior periods.

 3   Mergers and Acquisitions

The company has experienced significant growth since 1994, primarily through a series of acquisitions. The Company's significant acquisitions are outlined below:

     Acquired            Date          Accounting        Shares   Purchase
      Company          Acquired       Treatment          Issued     Price
     --------        ---------         --------          ------   --------
McRae's               3/31/94           Purchase            872   $ 256,000
Younkers               2/3/96          Pooling           17,632
Parisian             10/11/96          Purchase           5,894   $ 517,000
Herberger's            2/1/97           Pooling           8,000
Carson Pirie Scott    1/31/98           Pooling          27,565
Saks Holdings         9/17/98          Pooling           52,500

Separate results of the combined entities for the two most recent pooling transactions were as follows:

                                                Year Ended
                                     --------------------------------
                                   January 31,  February 1,   February 3,
                                     1998          1997         1996
                                  ----------     ----------   ---------
Revenue:
  Proffitt's                      $2,374,654    $1,889,779    $1,661,056
  CPS                              1,170,002     1,102,827     1,083,812
  SFA                              2,181,690     1,934,256     1,677,239
                                  -----------   -----------   -----------
                                  $5,726,346    $4,926,862    $4,422,107
                                  ===========   ===========   ===========

Extraordinary item:
  Proffitt's                         $(8,254)                   $ (2,060)
  CPS                                 (1,091)
  SFA                                 (1,978)     $(12,746)       (5,991)
                                  -----------   -----------   -----------
                                    $(11,323)     $(12,746)      $(8,051)
                                  ===========   ===========   ===========

Net income (loss):
  Proffitt's                         $49,025       $37,399       $(1,419)
  CPS                                 13,712        29,681        64,301
  SFA                                342,177        13,752       (68,608)
                                  -----------   -----------   -----------
                                    $404,914       $80,832       $(5,726)
                                  ===========   =========== ===========

SFA's and CPS's financial statements have been restated to conform to the Company's accounting methods and financial statement presentation which included changing SFA's and CPS's previously reported income and shareholders' equity, the most significant changes included:

     *    CPS   Prior to the mergers of Proffitt's, Inc. with
          Younkers, Inc. ("Younkers") and Proffitt's, Inc. with CPS, CPS owned shares of Younkers common stock. CPS recorded an unrealized gain of $6,940 before income taxes of $2,776 at February 3, 1996. During 1996, CPS sold the shares for $31,094 and realized a gain of $14,892. The unrealized gain, the realized gain and the related income tax effect, which had been reflected in previous CPS financial statements, have been eliminated in the preparation of these financial statements.
     *    SFA   SFA previously included certain store receiving
          costs in inventory, accrued certain estimated vendor rebates as receivables and deferred store preopening costs. The effect of the conformity restatement is to reduce previously reported net income by $1,627 in 1997, $10,392 in 1996 and $4,513 in 1995.

     Additionally the Company has changed its presentation of finance charge income to include such as a component of selling, general and administrative expenses with no impact on previously reported net income.

 4   Acquisition

On October 2,1998, the Company acquired 14 store locations along with certain inventory and accounts receivable from Dillards, Inc.
The Company will acquire one more store from Dillard's on December
1, 1998. The transactions have a value in excess of $400 million and are being funded through the Company's revolving credit agreement. In November 1998 amounts outstanding under the revolving credit agreement were reduced through the issuance of $500 million of Ten-year 8.25% notes.

 5   Marketable Securities

Investments in marketable securities are carried as available-for-sale securities at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from income and are reported as a component of shareholders' equity until realized.

     CPS held $23,353 par value of 9% Junior Subordinated Exchange Debentures Due 2004 of County Seat Holdings, Inc. In 1996, CPS wrote down its entire interest in the County Seat Debentures and reflected such in other income (expense). In 1997, CPS sold its County Seat Debentures for an insignificant amount.

 6   Accounts Receivable Securitization

 The Company has entered into agreements to securitize a majority of its proprietary credit card receivables. The securitization of receivables involves the transfer of receivables with limited recourse from the Company's wholly owned special purpose subsidiaries' trusts: Saks Finance Company, ("SFC") Proffitt's Credit Corporation ("PCC") and Younkers Credit Corporation ("YCC") in exchange for cash and subordinated certificates representing undivided interests in the pool of receivables, and the subsequent sale by the trusts of certificates of beneficial interest, also representing undivided interests in the pool of receivables, to investors.

     The Company has the ability to sell securities in fixed or variable denominations with fixed or variable implicit discount rates. At January 31, 1998, the Company had available the following funding sources:

                                                   Average
                                         Amount    Implicit
                                      Outstanding  Discount  Expiration
       Entity     Funding Capacity      1/31/98      Rate       Date
       ------      --------------       --------   -------    -------
         SFC      Fixed at $413,000    $ 413,000   Variable    April 1999
         SFC      Variable up to          34,281   Variable    April 1999
                     $118,000
         YCC     Fixed at $75,000         75,000      6.45%    June 2000
         YCC      Variable up to           6,000   Variable    July 2000
                      $50,000
         PCC      Fixed at $200,000      200,000      6.50%    August 2002
         PCC      Variable up to         114,113   Variable    August 2002
                     $150,000
                                       ----------
                                       $ 842,394

SFC's funding arrangements bear interest at fixed spreads over the one-month LIBOR. The YCC and PCC variable arrangements are discounted based on commercial paper rates. At January 31, 1998, the weighted average variable rate for the PCC and YCC facilities was 6.1%. The various agreements contain covenants requiring the maintenance of certain financial ratios and receivables portfolio performance measures. While the Company has no obligation to reimburse the trust or investors for credit losses, the Company is obligated to repurchase receivables related to customer credits such as merchandise returns and other receivables defects.

     Finance charges earned by the purchasers were $53,530, $34,045 and $24,042 for 1997, 1996 and 1995, respectively. Net finance charge income included in selling, general and administrative expenses in the consolidated statements of income totaled $151,199 in 1997, $130,178 in 1996 and $123,493 in 1995.

     The ownership interest transferred by PCC, YCC, and SFC to the purchasers was $842,394 and $752,408 at January 31, 1998 and February 1, 1997, respectively.

     Effective for 1998, the National Bank of the Great Lakes ("NBGL"), a wholly-owned national credit card bank subsidiary, will issue all credit cards (with the exception of SFA credit cards) and sell all accounts receivable generated by the credit cards to PCC and YCC. To accommodate the increase in accounts receivable attributable to the CPS stores, the PCC variable funding facility was increased to $400,000 subsequent to January 31, 1998. The Bank is expected to become the issuer of SFA credit cards in the fourth quarter of 1998.


7   Property and Equipment

A summary of property and equipment is as follows:

                                               January 31,   February 1,
                                                  1998          1997
                                               ----------     ---------
Land and land improvements                       $260,862       $256,328
Buildings                                         955,981        800,335
Leasehold improvements                            155,643        185,416
Fixtures and equipment                            823,769        634,434
Construction in progress                           55,361         57,681
                                                 ---------     ----------
                                                2,251,616      1,934,194
Accumulated depreciation                         (544,637)      (449,199)
                                                 ---------     ----------
                                                1,706,979      1,484,995
Property held for sale, net of
  accumulated depreciation                         19,000         33,347
                                                 ---------     ----------
                                               $1,725,979     $1,518,342
                                               ===========    ===========

     In 1995, the Company sold eight CPS stores located in Minnesota (the "Minnesota Closed Stores") for net proceeds of $70,801. The assets sold had a carrying cost of $9,521. The Company separately liquidated all inventory, fixtures and accounts receivable related to the Minnesota Closed Stores. The Company recorded a gain on the sale of its Minnesota Closed Stores of $55,179, after closing costs, for the year ended February 3, 1996, which is included in (gains) losses from long-lived assets in the consolidated statements of income.

     In 1995, the Company decided to exit the SFA Yonkers, New York distribution center effective in early 1997 and relocate distribution activities to a facility in Hickory Ridge, Maryland. As a result of this decision, the Company recorded $19,015 of special charges in 1995. Such charges included the write-down of the Yonkers distribution center to its net realizable value, as well as certain severance and occupancy costs. The Company has entered into an agreement to sell the former distribution facility which is subject to successful rezoning of the property.

 8   Income Taxes

 The components of income tax expense (benefit) are as follows:

                                             Year Ended
                                    --------------------------------
                                   January 31,  February 1,   February 3,
                                      1998          1997         1996
                                   ----------     ----------   ---------
Current:
  Federal                            $51,562       $14,522       $23,898
  State                                8,845         4,848         5,683
                                     --------      --------      --------
                                      60,407        19,370        29,581

Deferred:
  Federal                           (239,396)       27,572        15,046
  State                              (22,599)        4,056         2,914
                                     --------      --------      --------
                                    (261,995)       31,628        17,960
                                     --------      --------      --------
Total expense (benefit)            $(201,588)      $50,998       $47,541
                                     --------      --------      --------

     The tax effect for extraordinary losses on early extinguishment of debt was $7,162, $0 and $1,373 for fiscal years
1997, 1996 and 1995, respectively.

     Components of the net deferred tax asset or liability recognized in the consolidated balance sheets are as follows:

                                               January 31,   February 1,
                                                 1998           1997
                                               ----------     ---------
Current:
  Deferred tax assets:
    Trade accounts receivable                      $8,550        $12,377
    Accrued expenses                               38,925         41,953
    AMT Credit                                        704              0
    NOL carryorwards                               44,128         46,685
    Valuation allowance                            (6,155)       (71,840)
                                                 ---------      ---------
                                                   86,152         29,175
  Deferred tax liabilities:
    Inventory                                     (13,126)       (11,365)
    Other                                          (1,212)        (1,505)
                                                 ---------      ---------
                                                  (14,338)       (12,870)
                                                 ---------      ---------
Net current deferred tax asset                    $71,814        $16,305
                                                 =========      =========
Noncurrent:
Deferred tax assets
  Capital leases                                  $16,650        $16,635
  Other long-term liabilities                      63,420         55,561
  Deferred compensation                             1,908          2,195
  NOL carryforwards                               280,834        300,599
  Valuation allowance                             (41,251)      (339,177)
                                                 ---------      ---------
                                                  321,561         35,813
Deferred tax liabilities:
  Property and equipment                          (39,142)       (30,588)
  Deferred gain                                    (6,491)        (6,620)
  Other assets                                    (18,080)       (18,421)
  Junior subordinated debentures                                  (1,205)
                                                 ---------      ---------
                                                  (63,713)       (56,834)
Net non-current deferred tax asset
  (liability)                                    $257,848       $(21,021)
                                                 =========      =========

At January 31, 1998, the Company has $716,433 and $116,800 in federal and state tax net operating loss carryforwards related to losses incurred by SFA and CPS. The carryforwards will expire between 2003 and 2011. The future utilization of these carryforwards is restricted under federal income tax change-in-ownership rules and SFA's and CPS's ability to generate sufficient taxable income.

     The continued improvement in SFA's operating income in fiscal 1997, as well as SFA's estimate of future profitability, enabled the Company to recognize a $294,846 deferred tax asset in the fourth quarter of 1997. The benefit reflects the elimination of the valuation allowance relating to the tax benefit of SFA's net operating loss carryforwards. The realization of this tax benefit also enabled SFA to reduce goodwill by $34,525 due to SFA recording certain assets and liabilities at their date of acquisition for financial reporting purposes which were not recognized for income tax purposes.

     The valuation allowance attributable to CPS losses and tax basis differences was reduced by $16,000 for each of the years ended January 31, 1998 and February 1, 1997, based on management's reassessment of the realizability of the related deferred tax asset in future years. The tax benefit resulting from the reduction in the valuation allowance is credited directly to shareholders' equity.

     The Company believes it is more likely than not that the benefit of the net deferred tax assets will be realized.

     Income tax expense varies from the amount computed by applying the statutory federal income tax rate to income before taxes. The reasons for this difference are as follows: (the following reconciliation excludes the impact of eliminating SFA's $294,846 valuation allowance in 1997).

                                     1997        1996       1995
                                    ------     -------    -------
Statutory tax rate                  35.0%       35.0%       35.0%
State income taxes, net of
  federal benefit                    3.5         4.4         9.2
Nondeductible merger related
  costs                              3.4         1.3         6.0
Amortization of goodwill             1.7         0.9         1.0
Generation (Recognition) of
  NOL carryforward                              (8.0)       42.6
Non-deductible ESOP expenses         2.2         1.1         1.6
Other items, net                     0.1
                                    ------     -------    -------
Effective tax rate                  45.9%        34.7%      95.4%
                                    ======     =======    ======

The Company made income tax payments, net of refunds received, of $12,664, $34,172 and $14,232 during 1997, 1996 and 1995, respectively.

 9   Senior Debt

 A summary of senior debt is as follows:
                                              January 31,     February 1,
                                                1998             1997
                                             ----------       -----------
SFA real estate financing
  REMIC certificates                           $300,841        $315,841
Revolving credit agreements                     346,750         154,437
CPS receivables facility, weighted
  average interest rate of 5.58%
  and 5.47%, respectively                       125,000         113,511
Senior unsecured notes, 8.125%,
  maturing 2004                                 125,000
Real estate notes, mortgage notes
  and industrial revenue bonds                   39,865         133,324
Capital lease obligations                       169,408         167,168
                                              ----------      ----------
                                              1,106,864         884,281
Current portion                                 (13,058)        (20,806)
                                              ----------      ----------
                                             $1,093,806        $863,475
                                             ==========       ==========

Real Estate Financing

In May 1995, SFA, through a subsidiary trust, completed a real estate financing, aggregating $335,000 through the issuance of mortgage loans collateralized by intercompany leases. Mortgage certificates in the principal amount of $175,000 bear interest at variable rates based on three-month LIBOR, payable quarterly. The remaining $160,000 in certificates, which are subordinated to the other certificates, bear interest at annual fixed rates ranging from 8.98% to 12.36%, payable semiannually. All of the mortgage certificates are scheduled to mature in May 2002. The debt related to individual properties is prepayable at premiums ranging from stated value to 150% of stated value. The various properties and leases collateralizing the mortgage certificates are cross guaranteed. The Company guarantees the obligations under all intercompany leases. In conjunction with the May 1995 transaction, the Company recorded an extraordinary charge related to the early extinguishment of debt of $5,991.

     In January 1996, the Company sold one of its stores and prepaid the mortgage loan associated with this property, aggregating $4,159. The proceeds were used to prepay the related mortgage certificates with an annual fixed interest rate of 12.36% in February 1996. In January 1997, the Company reacquired $15,000 of its outstanding certificates with an annual interest rate of 12.36%, effectively prepaying the mortgage certificates. The Company recorded an extraordinary charge of $2,951 associated with the repurchase premium and accelerated write-off of deferred financing costs related to this repurchase. In February 1997, the Company reacquired an additional $15,000 of its outstanding certificates with an annual fixed interest rate of 12.36%. The Company recorded an extraordinary charge of $3,352 associated with the repurchase premium and accelerated write-off of deferred financing costs related to this purchase.

     The sale of the Yonkers, New York distribution center will require the prepayment of mortgage certificates totaling $9,074.

Revolving Credit Facilities

 In conjunction with the acquisition of CPS, the Company replaced its revolving credit agreement and CPS's revolver with a new $600,000 revolving credit facility (the "Credit Facility"). The Credit Facility is scheduled to expire in February 2003. Advances under the Credit Facility bear interest at variable rates and are unsecured. At January 31, 1998, the interest rate was 6.5%. The Credit Facility requires the Company to meet specific covenants related to net worth, leverage, fixed charges, and indebtedness. Previously unamortized debt issuance costs associated with the replaced revolver were written off and reflected in the extraordinary loss on early extinguishment of debt in 1997. Amounts outstanding under this facility at January 31, 1998 was $210,000.

     In October 1996, the Company amended and restated the SFA credit facility. The revolving credit commitments were increased to $350,000 and the maturity of the revolving credit commitments was extended to October 30, 2001. Borrowings under the SFA credit facility bear interest at variable rates and were $136,750 at January 31, 1998. The borrowing availability is reduced by any standby or commercial letters of credit. Total available credit under the SFA credit agreement was $209,220 at January 31, 1998.

     Prior to the merger with Proffitt's, CPS financed its trade accounts receivable with a $200,000 facility ("Receivables Facility"). In connection with the merger, the Receivables Facility was terminated and the $125,000 outstanding balance under the Receivables Facility was repaid on February 2, 1998, with proceeds from the sale of receivables under the Company's receivables securitization agreements (see Note 5).

Other Senior Debt

 Proceeds from the 1997 sale of 8.125% senior unsecured notes were used primarily to reduce subordinated debt, real estate notes and mortgage notes. The notes contain several covenants including limitations on indebtedness, transactions with affiliates, and disposition of assets.

     In May 1996, SFA completed an initial public offering with net proceeds of $417,769. The proceeds from the offering were primarily used to prepay term loan borrowings and outstanding revolving credit balances under SFA's existing credit facility.
The Company recorded an extraordinary loss of $3,340 associated with the accelerated write-off of deferred financing costs related to these payments.

     Effective with the February 3, 1996 Younkers merger, the Company replaced Younkers' debt collateralized by its trade accounts receivable with the sale of an undivided interest in its accounts receivable and canceled its revolving credit facility. As a result of this early extinguishment of debt, certain deferred debt costs aggregating $3,433 were written off as an extraordinary item in 1995.

Maturities

 At January 31, 1998, maturities of senior debt for the next five years and thereafter, giving consideration to lenders' call privileges, are as follows:

                                    Year                     Maturities
                                  ---------                 ------------
                                    1998                       $13,058
                                    1999                        10,554
                                    2000                       133,001
                                    2001                       142,627
                                    2002                       535,464
                                 Thereafter                    272,160
                                                             ---------
                                                            $1,106,864
                                                            ==========

The Company made interest payments, net of capitalized interest, of $97,745, $94,848 and $116,478 during 1997, 1996 and 1995, respectively.

Refinancing Activities

 In connection with the SFA merger, the Company initiated a series of refinancing activities designed to reduce the weighted average cost of debt, provide appropriate debt maturities, and attempt to ensure adequate liquidity. The refinancing activities included:
(1) on September 9, 1998 the Company completed a tender offer for its $125 million 8.125% senior unsecured notes utilizing proceeds from revolving credit agreements, (2) during September 1998 SFA repurchased $65 million of outstanding REMIC mortgage certificates using proceeds from the SFA revolving credit agreement, (3) on September 17, 1998 the Company replaced the existing revolving credit agreements with a new $1.5 billion revolving credit agreement (the "New Facility") which is unsecured, is scheduled to expire in September 2003, and will bear interest at LIBOR based variable rates (the rate on September 17, 1998 approximated 6.0%), and (4) on September 17, 1998 advances from the New Facility were used to repay all outstanding indebtedness under the SFA credit facility and the SFA credit facility was terminated.

     The SFA convertible debentures contain certain restrictive covenants including the extension of a put option in the event of a change in control of SFA. The Company believes that the merger with SFA may constitute a change in control as defined in the debenture and therefore the holders of the convertible debentures would have a put option back to the Company. The Company's interpretation of the debenture is that any convertible notes which are put to the Company may be redeemed at the Company's option in the form of cash or common stock of the Company. If the holders exercise the put option, the Company may use proceeds from the New Facility to fund the redemption and then may subsequently seek replacement long-term financing.

  10   Subordinated Debt

 Subordinated debt represents uncollateralized obligations
subordinated in right of payment to all senior debt and is composed of the following:
                                                January 31,      February 1,
                                                   1998             1997
                                                ---------        ---------
Convertible debentures, interest
  at 5.5%, maturing September 2006              $ 276,000        $ 276,000
Convertible debentures, interest at
  4.75%, maturing November 2003,
  converted into 4,040 shares of
  Proffitt's common stock in October
  1997                                                              86,250
Notes, interest at 9.875%, maturing
  July 2003                                        10,964          125,000
Junior debentures, interest at 7.5%,
  maturing March 2004, prepaid in
  January 1998                                                      14,517
                                                 ---------        ---------
                                                $ 286,964        $ 501,767
                                                ==========       ==========

In September 1996, SFA issued $276,000 aggregate principal amount of 5.5% convertible debentures for net cash proceeds after offering expenses and financing costs of $267,500. The debentures are due on September 15, 2006, and are convertible at any time prior to maturity into shares of the Company's common stock at a conversion rate of 19.73 shares of common stock for each one thousand dollar principal amount of debentures, which is equivalent to a conversion price of approximately $50.68 per share. If all of the debentures are converted, a total of 5,446 shares of common stock will be issued. The debentures are redeemable at the Company's option at any time on or after September 15, 1999, at redemption rates ranging from 100.55% to 103.85%.

     The net proceeds from the issuance of the convertible debentures were primarily used to prepay term loan borrowings and subordinated notes and to repay outstanding balances on the revolving credit facility. During 1996, the Company recorded an extraordinary loss of $6,455 relating to the accelerated write-off of deferred financing costs related to the prepayments.

     In October 1997, the 4.75% convertible debentures were converted into 4,040 shares of the Company's common stock. As a result of this conversion, certain deferred debt issuance costs aggregating $600 were written off as an extraordinary item.

     Effective with the Parisian acquisition, the Company assumed the existing Parisian 9.875% subordinated notes. The notes are redeemable at the option of the Company, in whole or in part, after July 15, 1998, 1999 and 2000 at approximately 105%, 102.5% and 100%
of face value, respectively. In May and June 1997, the Company purchased approximately $28,400 of these notes which resulted in an extraordinary loss from the extinguishment of debt of approximately $1,800. In January 1998, the Company made a cash tender offer at approximately 106% of face value for the remaining $96,600 of outstanding notes. This tender offer was accepted by 89% of the note holders, which left approximately $11,000 outstanding as of January 31, 1998. The January tender resulted in an extraordinary loss from the early extinguishment of debt of approximately $11,000.

     The 7.5% junior subordinated debentures were discounted at the date of issue to reflect their fair value and were being accreted to a face value of $17,500 with an effective interest rate of 11%. In January 1998, the Company completed the prepayment of the junior subordinated debentures for the face value, which resulted in an extraordinary charge of $2,700.

 11   Leases

 The Company leases certain land and buildings under various noncancelable capital and operating leases. The leases generally provide for contingent rentals based upon sales in excess of stated amounts and require the Company to pay real estate taxes, insurance and occupancy costs. Generally, the leases have primary terms ranging from 20 to 30 years and include renewal options ranging from 5 to 20 years.

     At January 31, 1998, future minimum rental commitments under capital leases and noncancelable operating leases consisted of the following:

                                   Operating Leases     Capital Leases
                                      -------------      ------------
             1998                            $117,618           $25,518
             1999                             119,902            25,760
             2000                             113,652            25,679
             2001                             101,136            24,008
             2002                              97,624            23,447
             Thereafter                       860,231           302,786
                                            ---------          ---------
                                           $1,410,163          $427,198
  Amount representing interest             ==========          (257,790)
                                                               ---------
  Capital lease obligations                                   $ 169,408
                                                               =========

     Total rental expense for operating leases was $150,715, $109,882 and $92,043 during 1997, 1996 and 1995, respectively, including contingent rents of approximately $20,733, $17,762 and $13,942 respectively.

     In June 1997, SFA entered into a $100,500 operating lease agreement, which can be used to finance qualified properties placed in service by December 31, 1999. Under the agreement, the lessor agreed to construct new store sites in order to lease them to the Company. The lease requires a variable rent payment principally related to LIBOR interest rates. The Company has also guaranteed a substantial residual value of the properties under lease. At January 31, 1998, the Company has guaranteed approximately $18,869. The Company may purchase the assets under lease or elect for the properties to be sold to a third party. At January 31, 1998, there was approximately $77,500 available under the agreement to fund capital expenditures. The initial lease term ends in October 2001 and may be extended at the mutual consent of the lessor and the Company. On September 17, 1998, the Company terminated the operating lease agreement which resulted in the purchase of properties valued at approximately $30 million.

     The Company leases certain selling space within its stores to other specialty retailers under contingent rental agreements.
Rental income related to these agreements was $13,024, $11,846, and $10,209 in 1997, 1996 and 1995, respectively.

     During 1997, 1996 and 1995, the Company consummated the sale and sale-leaseback of certain property and equipment with proceeds of $4,630, $30,269 and $12,806, respectively.


12   Employee Benefit Plans

Employee Savings Plans

The Company sponsors various profit sharing and savings plans that cover substantially all full-time employees. Company contributions charged to expense under these plans, or similar predecessor plans, for 1997, 1996 and 1995 were $ 6,509, $ 5,133 and $ 5,190, respectively.

SFA Defined Benefit Plan

The Company sponsors a noncontributory defined benefit pension plan covering substantially all SFA full-time employees. Benefits are based upon years of service and compensation prior to retirement. SFA contributed $4,454 and $18,440 in 1997 and 1996, respectively, and did not make any contributions in 1995. Pension plan assets consist primarily of common stock funds, U.S. Government and agencies obligations, corporate debt securities, money market funds and real estate interests.

     Net periodic pension expense consisted of the following:

                                          Fiscal Year Ended
                                -------------------------------------
                                    January 31,  February 1,  February 3,
                                       1998          1997        1996
                                    ----------     ---------- ----------
Service cost                           $5,151        $4,729      $3,527
Interest cost                           7,046         6,629       5,778
Return on assets                       (6,863)       (5,587)     (9,095)
Net amortization and deferral               2             2       4,906
                                     ---------       --------    -------
Net pension expense                    $5,336        $5,773      $5,116
                                      ========      =========    =======

The following table sets forth the SFA pension plan's funded status and the present value of the benefit obligations:


                                              January 31,    February 1,
                                                1998            1997
                                              ----------     ----------
Actuarial present value of
  benefit obligation:
  Vested benefit obligation                        $(93,748)   $(79,876)
  Nonvested benefit obligation                       (6,500)     (4,636)
                                                   ---------   ----------
Accumulated benefit obligation                     (100,248)    (84,512)
Excess of projected benefit
  obligation over accumulated
  benefit obligation                                 (6,973)     (4,867)
                                                   ---------    ----------
Projected benefit obligation                       (107,221)    (89,379)
Plan assets at fair value                            84,077      73,800
                                                   ----------   ----------
Deficiency of plan assets over
  projected benefit obligation                      (23,144)    (15,579)
Unrecognized net loss (gain)                          5,657      (1,027)
Unrecognized prior service cost                          22          24
                                                   ----------   ----------
Accrued pension cost classified
  in other liabilities                             $(17,465)   $(16,582)
                                                   =========   ==========
Discount rate                                          7.25%       8.00%
Expected long-term rate of return
  on assets                                            9.50%       9.50%
Average assumed rate of compensation
  increase                                             3.00%       3.00%


The Company also maintains for SFA employees an unfunded supplemental retirement plan which provides for benefits in addition to those provided by the pension plan. Expenses related to the supplemental plan were $934, $784 and $502 in 1997, 1996 and 1995, respectively. Payments from the supplemental plan were $233, $233 and $279 during 1997, 1996 and 1995, respectively. The accrued liability for this plan at January 31, 1998 and February 1, 1997, was $8,513 and $7,811, respectively, and is included in other noncurrent liabilities in the accompanying consolidated balance sheets.

CPS Defined Benefit Plans

CPS also sponsors a noncontributory defined benefit plan covering substantially all employees who have attained a minimum age and number of hours of employment. Approximately 64% of the pension plan assets consist primarily of common stock funds and the remainder of the plan assets are invested in bonds.

Net periodic pension expense consisted of the following:


                                             Fiscal Year Ended
                                   -------------------------------------
                                    January 31,  February 1,  February 3,
                                      1998          1997        1996
                                    ----------     ---------- ----------
Service cost                           $4,805        $5,326      $4,535
Interest cost                           9,445         9,012       8,651
Return on assets                      (24,211)      (17,144)    (26,029)
Net amortization and
  deferral                             12,338         5,867      14,886
                                      --------      ---------   ---------
Net pension expense                    $2,377        $3,061      $2,043
                                      ========      =========   =========

The following table sets forth the CPS pension plan's funded status and the present value of benefit obligations:


                                               January 31,   February 1,
                                                  1998          1997
                                                ----------   ----------
Actuarial present value of
  benefit obligation:
  Vested benefit obligation                       $(128,755)  $(117,689)
  Nonvested benefit obligation                       (3,173)     (2,437)
                                                  ----------  ----------
Accumulated benefit obligation                     (131,928)   (120,126)
Excess of projected benefit
  obligation over accumulated
  benefit obligation                                 (6,292)     (5,489)
                                                  ----------   ---------
Projected benefit obligation                       (138,220)   (125,615)
Plan assets at fair value                           146,345     131,076
                                                  ----------   ----------
Excess of plan assets over
  projected benefit obligation                        8,125       5,461
Unrecognized net gain                               (11,990)     (6,912)
Unrecognized prior service cost                        (196)       (233)
                                                  ----------    ---------
Accrued pension cost classified
  in other liabilities                              $(4,061)    $(1,684)
                                                  ==========    =========
Discount rate                                          7.50%       7.75%
Expected long-term rate of return
  on assets                                            9.50%       9.25%
Average assumed rate of compensation
  increase                                             4.50%       4.75%

The CPS defined benefit plan assets at January 31, 1998 and February 1, 1997 were based on a respective November 1 measurement date.

Retiree Health Care Plans

The Company provides health care benefits for certain groups of employees who retired before 1997. The plans were contributory with the Company providing a frozen annual credit of varying amounts per year of service. A $2.9 million curtailment gain was recognized for the year ended February 3, 1996. The annual expense is comprised principally of interest cost and is less than $1,000 annually.

The liabilities for the unfunded plans reflected in the Company's consolidated balance sheets are as follows:


                                                 January 31,   February 1,
                                                    1998          1997
                                                  ----------   ----------
Accumulated postretirement benfit obligation
Retirees                                            $10,530      $9,619
Fully eligible active plan  participants                          1,031
                                                    --------    --------
                                                     10,530      10,650
Unrecognized gain                                     3,504       3,416
                                                    --------    --------
Accrued postretirement benefit
  cost classified in other liabilities              $14,034     $14,066
                                                    ========    ========

13   Shareholders' Equity

Preferred Stock

On March 31, 1994, the Company issued 600 shares of series A Cumulative Convertible Exchangeable Preferred Stock in a private offering (10,000 total shares authorized). Net proceeds to the Company were approximately $28,900 after offering expenses. Dividends were cumulative and were paid at $3.25 per annum per share. On June 28, 1996, the holder converted the preferred stock into 2,844 shares of the Company's common stock. The Company paid $3,032 to the holder of the preferred stock to induce early conversion.

Common Stock

The Company has 500,000 shares (increased from 300,000 in September
1998) of $.10 par value common shares authorized of which 141,461 and 107,725 shares were issued and outstanding at January 31, 1998 and February 1, 1997, respectively.

In August 1997, the Company's Board of Directors approved a 2-for-1 stock split of the outstanding shares of the Company's common stock. The split was effected in the form of a stock dividend; each shareholder received one additional share for each outstanding share of common stock held of record as of the close of business on October 15, 1997. The per share amounts presented in the Company's consolidated financial statements are reflective of the 2-for-1 stock split.

Each outstanding share of common stock has one preferred stock purchase right attached. The rights (which were revised in June
1998) generally become exercisable ten days after an outside party acquires, or makes an offer for, 20% or more of the common stock. Each right entitles its holder to buy 1/200 share of Series C Junior Preferred Stock at an exercise price of $278 per 1/100 of a share, subject to adjustment in certain cases. The rights expire in March 2008. Once exercisable, if the Company is involved in a merger or other business combination or an outside party acquires 20% or more of the common stock, each right will be modified to entitle its holder (other than the acquirer) to purchase common stock of the acquiring company or, in certain circumstances, common stock having a market value of twice the exercise price of the right.

Treasury Stock

Previously, Herberger's was required to repurchase shares from inactive participants of its ESOP at fair value. Treasury stock transactions were accounted for under the cost method with gains or losses on transactions credited or charged to additional paid-in-capital. Total shares purchased in 1997, 1996 and 1995 were 3, 170 and 358, respectively. In connection with the rescission of the put option on the ESOP shares (see Note 14) the Company retired all 13,794 shares of the Company's common stock held in Treasury.

Prior to the merger with Proffitt's, CPS purchased and retired 700 and 905 common shares for $13,096 and $12,327 during the years ended January 31, 1998 and February 1, 1997.

14   Employee Stock Plans

ESOP

Herberger's sponsored an employee stock ownership plan for the benefit of its employees. Contributions to the ESOP were made at the discretion of the Board of Directors and were $0, $3,670 and $3,418 in 1997, 1996 and 1995, respectively. At various times, the ESOP purchased shares of the Company's common stock using the proceeds of ESOP loans. These shares were initially held in a suspense account by the Plan trustee. As contributions were made and dividends were paid and the ESOP debt was repaid, shares were released from suspense and allocated to the accounts of participants and the Company recognized compensation expense. For shares acquired after January 30, 1994, ESOP expense was recorded equal to the estimated fair value of shares allocated and those shares became outstanding for earnings per share computations. For all other shares, ESOP expense was recorded equal to the cost of the shares released. All shares acquired prior to January 30, 1994 were considered outstanding for earnings per share calculations.

Prior to the merger, Herberger's shares distributed from the ESOP could be put to Herberger's at fair value for cash under certain conditions. As such, the shares were carried at fair value and not reflected on the balance sheet in shareholders' equity. Effective with the merger, the put option was rescinded, and accordingly, the ESOP shares are reflected in shareholders' equity.

During 1997, the ESOP was terminated. As a result, the Company received approximately $10,000 in cash representing payment of a $9,000 note receivable from the ESOP. All previously unallocated common shares of the Company held by the ESOP were allocated to the ESOP participants, resulting in a primarily non-cash charge of $7,900.

Stock Options and Grants

The Company utilizes the intrinsic value method of accounting for stock option grants. As the option exercise price is generally equal to or above fair value of the common shares at the date of the option grant, no compensation cost is recognized.

Had compensation cost for the Company's stock-based compensation plans been determined under the fair value method, using the Black-Scholes option-pricing model, the Company's net income and earnings per share would have been reduced (increased) to the pro forma amounts indicated below.

                              January 31, 1998       February 1, 1997         February 3,1996
                              ----------------       ----------------         ---------------
                         As Reported   Pro Forma    As Reported   Pro Forma   As Reported   Pro Forma
                        ------------- -----------  ------------- -----------  ------------  ----------
Net income                 $404,914     $395,237      $80,832      $73,041    $(5,726)      $(7,110)
Basic earnings per
  common share                $2.94        $2.87        $0.62       $0.55     $(0.07)       $(0.08)
Diluted earnings per
  common share                $2.79        $2.72        $0.60       $0.54     $(0.07)       $(0.08)


The four assumptions for determining compensation costs under the fair value method include 1) a risk-free interest rate based on zero-coupon government issues on each grant date with the maturity equal to the expected term of the option (6.22%, 6.15% and 5.94% for 1997, 1996 and 1995, respectively), 2) an expected term of five years, 3) an expected volatility of 39.7%, 34.4% and 32.3% for 1997, 1996 and 1995, respectively, and 4) no expected dividend yield.

The Company maintains stock option plans for the granting of options, stock appreciation rights and restricted shares to officers, employees and directors. At January 31, 1998 the Company has available for grant 2,832 shares of common stock. Options granted generally vest over a four-year period after issue and have an exercise term of ten years from the grant date. Restricted shares generally vest ten years after grant date with accelerated vesting at the discretion of the Company's Board of Directors if the Company meets certain performance objectives.

A summary of the stock option plans for 1997, 1996 and 1995 is presented below:

                                               1997                1996               1995
                                        -------------------  ------------------  -------------------
                                                   Weighted           Weighted             Weighted
                                                   Average             Average              Average
                                                   Exercise           Exercise             Exercise
                                         Shares     Price    Shares     Price     Shares     Price
                                        --------   --------  --------  --------  --------   -------
Outstanding at beginning
  of year                                8,780      $14.07     6,859    $11.42   6,260      $10.86
Granted                                  3,519       25.90     2,686     22.39   1,361       13.18
Converted in acquisition                                         812     11.25
Exercised                               (2,027)      11.37    (1,288)    11.46    (418)       7.64
Forfeited                                 (705)      25.27      (289)    12.81    (344)      12.57
                                        -------    -------    -------   -------  -------   -------
Outstanding at end of year               9,567      $18.17     8,780    $14.71   6,859      $11.42
Options exercisable at year end          5,929      $13.88     5,115    $11.59   4,989      $10.15
                                        -------    -------    -------   -------  -------   -------
Weighted average fair value of
  options granted during the year       $10.80                 $6.46             $6.94
                                        =======               =======           =======

The following table summarizes information about stock options outstanding at January 31, 1998:
                                         Options Oustanding             Options Exercisable
                                  --------------------------------     -----------------------
                                                  Weighted
                                     Number        Average                   Number
                                   Outstanding    Remaining     Weighted   Exercisable    Weighted
                                       at        Contractual    Average        at          Average
                                    January 31,     Life        Exercise   January 31,    Exercise
Range of Exercise Price                1998       (Years)        Price        1998         Price
-----------------------            ---------      ---------    ---------    ---------    --------
$3.75 to $5.63                          219            3        $   4.68         219    $   4.68
$5.64 to $8.45                        1,005            6            5.90       1,005        5.90
$8.46 to $12.69                       2,673            6           11.47       2,438       11.37
$12.70 to $19.06                      1,915            8           17.68       1,010       16.89
$19.07 to $28.60                      1,216            8           20.27         705       19.61
$28.61 to $48.78                      2,539            9           30.74         552       30.11
                                   --------     --------        --------    --------     -------
                                      9,567                      $ 18.17       5,929     $ 13.88
                                   ========                     ========    ========     =======

The Company also granted restricted stock awards of 176, 258 and 40 shares to certain employees in 1997, 1996 and 1995, respectively. The fair value of these awards on the dates of grants was $4,600, $3,763 and $499 for 1997, 1996 and 1995, respectively. During 1997,
1996 and 1995, compensation cost of $5,700, $2,239 and $449, respectively, has been recognized in connection with these awards.

Stock Purchase Plan

The stock purchase plan (the "Plan") provides that an aggregate of 700 shares of the Company's common stock is available for purchase. Under the Plan, an eligible employee may elect to participate by authorizing limited payroll deductions to be applied toward the purchase of common stock at a 15% discount to market value. Under the Plan, 62 and 28 shares of the Company's common stock were purchased by employees in 1997 and 1996 respectively. At January 31, 1998, the Plan has available for future offerings 583 shares.

15   Commitments and Contingencies

In 1992, CPS commenced an adversary proceeding in the Bankruptcy Court against Bank One, Milwaukee, N.A. ("Bank One"). In the adversary proceeding, the Company alleges, among other things, that Bank One made an illegal setoff of $31,207 from the Company's Predecessor's account at Bank One in order to reimburse itself for a $31,207 payment Bank One made to Associated Merchandising Corporation ("AMC") under a letter of credit Bank One issued to AMC. In July 1995, the Bankruptcy Court granted the CPS motion for summary judgment in the amount of $37,565, plus costs, against Bank One. The Bankruptcy Court's ruling is currently being appealed by Bank One and the Company is appealing the Bankruptcy Court's denial of prejudgment interest. Bank One has asserted that the Company's recovery is subject to a 33% reduction in accordance with the distribution Bank One would receive as an unsecured creditor under the Plan of Reorganization. While the Company believes strongly in its causes of action, the ultimate outcome of this proceeding cannot be determined with certainty. In accordance with generally accepted accounting principles, no gain has been recognized in the accompanying consolidated financial statements.

     CPS and its subsidiaries emerged from Chapter 11 bankruptcy in 1993. The Company recognized $680, $1,280 and $725 in 1997, 1996 and 1995, respectively, to reflect the favorable resolution of claims. Management believes CPS has adequately provided for the resolution of all bankruptcy claims and other matters related to the Plan of Reorganization remaining at January 31, 1998.

     The Company is involved in several legal proceedings arising from its normal business activities, and reserves have been established where appropriate. Management believes that none of these legal proceedings will have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

 16   Related Party Transactions

 In 1989, an unsecured $500 interest-free loan, due January 31, 1999, was made as a supplement to the Chairman of the Board and Chief Executive Officer's ("CEO") base compensation. During 1997, the Company agreed to forgive the loan in one-fifth increments over five years, providing that the CEO remains employed by the Company.

     During 1996 and 1995, the Company paid $796 and $1,950 of preferred stock dividends and a $3,032 payment for early conversion of the preferred stock to an investment group in which a Director is a partner.

     Prior to the merger of Proffitt's and SFA, a shareholder of SFA provided various consulting and advisory services to SFA under an agreement which expired in July 1996. The fees paid or payable for such services were approximately $1,000 and $7,000 in 1996 and 1995, respectively.

17   Fair Values of Financial Instruments

 The Company has entered into interest rate cap agreements to reduce the impact of increases in interest rates on real estate financing. The Company is also an indirect beneficiary of interest rate cap agreements relating to the accounts receivable securitization. At January 31, 1998, there were five interest rate cap agreements outstanding. Accordingly, the Company is entitled to receive from various financial institutions the amount, if any, by which the Company's interest payments on its debt exceed the stated interest rates or strike rates. Payments received as a result of the caps in the Company's debt are recorded as a reduction of interest expense.

     The following is a summary of the interest rate cap agreements related to real estate financing as of January 31, 1998:

            Notional                     Effective     Expiration
             Amount       Strike Rate        Date          Date
           ----------     -----------    ---------     ----------
             $87,500         9.70%         2/12/97       5/13/02
             $87,500         9.70%         2/12/97       5/13/02

     The combined carrying value and fair value of the Company's interest rate agreements were $1,496 and $124 as of January 31, 1998, and $2,319 and $870 at February 1, 1997, respectively.

     During 1996, the Company entered into financial fixed-rate swap agreements, which were renegotiated in 1997. The Company is obligated to pay a fixed rate of interest and will receive a floating rate based on LIBOR. These swaps may be extended for an additional year at the option of the swap counterparty. The Company uses interest rate swaps solely as a risk management tool with an objective of managing the level of interest rate risk relating to its accounts receivable securitization.

The following is a summary of the interest rate swap agreements as of January 31, 1998:

            Notional                     Effective     Expiration
             Amount       Strike Rate        Date          Date
           ----------     -----------    ---------     ----------
            $250,000         6.02%         2/20/97       2/20/98
            $250,000         5.83%         2/20/98       4/20/01

     At January 31, 1998, the combined carrying value and fair value of the Company's financial fixed-rate swap agreements was $0 and ($3,296), respectively.

     The fair values of the Company's other financial instruments, which consist of cash and cash equivalents, accounts receivable, accounts payable, and short-term debt approximate their carrying amounts reported in the consolidated balance sheets, due to the immediate or short-term maturity of these instruments. For variable rate notes that reprice frequently, fair value approximates carrying value. The fair value of fixed rate notes is estimated using discounted cash flow analyses with interest rates currently offered for loans with similar terms and credit risk. As of January 31, 1998 and February 1, 1997, the fair value of fixed rate notes approximated the carrying value.

     The fair values of the 8.125% and 9.875% notes and the 5.5% and 4.75% convertible debentures are based on quoted market prices. For the junior debentures, the fair value is estimated using discounted cash flow analyses with interest rates offered for financial instruments with similar terms and credit risk.

     The fair values of the Company's aforementioned financial instruments at January 31, 1998 and February 1, 1997 were as follows:

                                                                Estimated
                                         Carrying Amount        Fair Value
                                      ------------------      -------------
January 31, 1998
  REMIC Certificates                        $300,841              $315,700
  8.125% senior notes                       $125,000              $132,700
  9.875% notes                               $10,964               $11,731
  5.5% convertible debentures               $276,000              $246,081
February 1, 1997
  REMIC Certificates                        $315,841              $332,300
  4.75% convertible debentures               $86,250              $ 84,525
  9.875% notes                              $125,000              $127,500
  7.5% junior debentures                     $14,517               $14,517
  5.5% convertible debentures               $276,000              $262,200

The fair value of the long-term debt, interest rate cap agreements and interest rate swap agreements were estimated based on quotes obtained from financial institutions for those or similar instruments or on the basis of quoted market prices.


18   Merger Restructuring and Integration Charges

Merger and special charges incurred in fiscal years 1997, 1996 and 1995 (before income taxes) were as follows:

                                                                    1997        1996           1995
                                                                  -------    --------       --------
Related to current year's merger:
  Merger transaction costs, principally investment
    banking, legal and other direct merger costs                  $ 13,800      $2,649       $8,778
  Severance and related benefits                                    11,100       3,129        3,235
  Conversion and consolidation of systems and
    administrative operations                                                    3,355
  Abandonment and write-down of duplicate data
    processing equipment and software and other assets               6,200         885       15,922
  Other integration costs                                                                    10,287
Related to all mergers, acquisitions and other
  restructurings:
  Termination of Younkers benefit plan                                           1,362
  Conversion and consolidation of systems                            2,600       4,549
  Termination of merchandise purchasing agreements                   3,900
  Exit costs related to the Yonkers distribution center                                      19,015
    Severance, relocation and other integration costs
    associated with all mergers and acquisitions and SFA
    consulting fees                                                  5,924       1,000        7,000
Revisions to prior year estimates:
  1995 charges associated with exit of Yonkers
    distribution center                                             (7,000)
                                                                   --------    --------     --------
                                                                  $ 36,524    $ 16,929     $ 64,237
                                                                   =======    ========     ========

A reconciliation of the above charges to the amounts remaining unpaid at January 31, 1998 was as follows:

                                                                     1997        1996        1995
                                                                    -------    --------    --------
Merger, restructuring and integration charges                     $ 43,524    $ 16,929    $  64,237
Revisions to prior year estimate                                                             (7,000)
Amounts representing non-cash charges                              (14,500)     (2,417)     (14,586)
Amounts paid in 1995                                                                        (26,651)
Amounts paid in 1996                                                            (8,308)     (11,913)
Amounts paid in 1997                                                (7,111)     (5,434)        (776)
                                                                  ---------   ---------   ----------
Amounts unpaid at January 31, 1998                                $ 21,913    $    770    $   3,311
                                                                  =========   =========   ==========

19   Hostile Takeover Attempt

In 1995, prior to the Company's and Younkers merger, Younkers was subjected to a hostile takeover attempt by CPS. In defending itself against this takeover attempt, Younkers incurred legal fees and investment banker advisory fees aggregating $3,182, while CPS's charges related to this takeover attempt totaled $6,835.

20   Year 2000

The Company has completed its assessment of the year 2000 effect on the Company's systems and began the necessary systems modifications during 1997, resulting in expense of approximately $6,600.

21   Quarterly Financial Information


                                                      First       Second       Third       Fourth
                                                     Quarter     Quarter      Quarter     Quarter
                                                    --------    ---------    -------      --------
Fiscal year ended January 31, 1998
  Net sales                                        $1,302,118   $1,188,351   $1,417,041   $1,818,836
  Gross margin                                       $451,103     $402,557     $513,844     $627,549
  Income (loss) before extraordinary loss             $25,198      $(4,734)     $39,606     $356,167
  Net income (loss)                                   $21,846      $(5,854)     $38,994     $349,928
Basic earnings (loss) per common share:
  Before extraordinary items                            $0.19       $(0.03)       $0.29        $2.52
  After extraordinary items                             $0.16       $(0.04)       $0.28        $2.48
Diluted earnings (loss) per common share:
  Before extraordinary items                            $0.18       $(0.03)       $0.28        $2.38
  After extraordinary items                             $0.16       $(0.04)       $0.27        $2.34

Fiscal year ended February 1, 1997
  Net sales                                        $1,063,590     $969,679   $1,193,015   $1,700,578
  Gross margin                                       $365,307     $326,056     $430,772     $595,738
  Income (loss) before extraordinary loss              $1,653     $(17,382)     $20,388      $88,919

  Net income (loss)                                    $1,653     $(20,722)     $13,933      $85,968

Basic earnings (loss) per common share:
  Before extraordinary items                            $0.01       $(0.17)       $0.16        $0.66
  After extraordinary items                             $0.01       $(0.19)       $0.11        $0.64
Diluted earnings (loss) per common share:
  Before extraordinary items                            $0.01       $(0.17)       $0.15        $0.62
  After extraordinary items                             $0.01       $(0.19)       $0.10        $0.60

22   Condensed Consolidating Financial Information

 The following tables present condensed consolidating financial information for 1997 and 1996 for: 1) Saks Incorporated; 2) on a combined basis, the guarantors of Saks Incorporated Senior Notes (which are all of the wholly-owned subsidiaries of Saks Incorporated, except for PCC, YCC, NBGL, SFC and the REMIC trusts; and 3) on a combined basis, PCC, YCC, NBGL, SFC and the REMIC trusts, the only non-guarantor subsidiaries of the Senior Notes. The operations of the non-guarantor subsidiaries were not significant for 1995. Separate financial statements of the guarantor subsidiaries are not presented because the guarantors are jointly, severally, and unconditionally liable under the guarantees, and the Company believes the condensed consolidating financial statements are more meaningful in understanding the financial position of the guarantor subsidiaries.

     Saks Incorporated is comprised of substantially all of the Proffitt's and Younkers stores and certain corporate management and financing functions. Borrowings and the related interest expense under the Company's revolving credit facility are allocated to Saks Incorporated and the guaranty subsidiaries under an informal lending arrangement. There are also management and royalty fee arrangements among Saks Incorporated and the subsidiaries.

Condensed Consolidating Statements of Income
 For the year ended January 31, 1998
 (Dollars in thousands)

                                                                    Non-
                                             Saks   Guarantor  Guarantor
                                            Incorp-  Subsid-     Subsid-     Elimin-    Consol-
                                            orated    iaries     iaries       ations      idated
                                           --------   --------  --------    --------    ---------
Net sales                                 $746,896  $4,979,450                           $5,726,346
Cost of sales                              480,435   3,250,858                            3,731,293
                                          ---------  ----------   ---------  ---------   -----------
    Gross margin                           266,461   1,728,592                            1,995,053
Selling, general and admin-
  istrative expenses                       156,787   1,111,830     $47,700  $(151,199)    1,165,118
Other operating expenses                    56,343     405,979     (35,064)                 427,258
Store pre-opening costs                        412      16,606                               17,018
Merger, restructuring and
  integration costs                         11,500      25,024                               36,524
(Gains) from long-lived assets                  (8)       (126)                                (134)
Year 2000 expenses                             357       6,233                                6,590
ESOP expenses                                            9,513                                9,513
                                          ---------  ----------   ---------  ---------   -----------
    Operating income (loss)                 41,070     153,533     (12,636)   151,199       333,166

Other Income (Expense)
  Finance charge income, net                                       151,199   (151,199)
  Intercompany gain (loss) on
    sale of receivables                     (4,627)    (20,503)     25,130
  Intercompany servicer fees                            13,372     (13,372)
  Equity in earnings of sub-
    sidiaries                              397,357      58,804               (456,161)
  Interest expense, net                    (10,612)    (59,373)    (43,700)                (113,685)
  Other income (expense), net                 (178)      2,279)        229                    2,330
                                          ---------  ----------   ---------  ---------   -----------
  Income before provision for
    income taxes and extra-
    ordinary item                          423,010     148,112     106,850   (456,161)     221,811
  Provision (benefit) for income taxes      14,753    (242,283)     33,104                 (194,426)
                                          ---------  ----------   ---------  ---------   -----------
  Income before extraordinary
    item                                   408,257     390,395      73,746   (456,161)      416,237
  Extraordinary item, net of
    taxes                                    3,343       6,424       1,556                   11,323
                                          ---------  ----------   ---------  ---------   -----------
     Net income                           $404,914    $383,971     $72,190  $(456,161)     $404,914
                                          =========   =========   =========  =========    ==========

Condensed Consolidating Balance Sheets
 For the year ended January 31, 1998
 (Dollars in thousands)

                                                                  Non-
                                            Saks     Guarantor  Guarantor
                                           Incorp-    Subsid-     Subsid-    Elimin-      Consol-
                                           orated      iaries     iaries      ations      idated
                                         --------     --------  --------   --------      ---------
Assets
Current Assets
  Cash and cash equivalents                $15,405     $(4,594)    $40,053                  $50,864
  Trade accounts receivable                    113         273     411,823                  412,209
  Merchandise inventories                  171,212   1,073,470                            1,244,682
  Deferred income taxes                      6,797      58,570       6,447                   71,814
  Intercompany borrowings                   30,715      90,293              $(121,008)
  Other current assets                       6,777      98,292       6,552                  111,621
                                          ---------  ----------   ---------  ---------   -----------
    Total Current Assets                   231,019   1,316,304     464,875   (121,008)    1,891,190

Property and Equipment, net                186,266     953,642     586,071                1,725,979
Goodwill and Intangibles, net                7,340     319,967                              327,307
Other Assets                                 2,297      39,731      25,901                   67,929
Deferred Income Taxes                       (8,683)    266,531                              257,848
Investment in and Advances
  to Subsidiaries                        1,959,326    1,352,541            (3,311,867)
                                          ---------  ----------   ---------  ---------   -----------
    Total Assets                        $2,377,565  $4,248,716  $1,076,847 $(3,432,875)  $4,270,253
                                          =========  ==========   =========  =========   ===========

Liabilities and Shareholders' Equity
Current Liabilities
  Trade accounts payable                   $39,713    $294,081                             $333,794
  Accrued expenses and other
    current liabilities                     45,563     380,800     $27,671                  454,034
  Intercompany borrowings                                          121,008  $(121,008)
  Current portion of long-term debt            452      12,606                               13,058
                                          ---------  ----------   ---------  ---------   -----------
    Total Current Liabilities               85,728     687,487     148,679   (121,008)      800,886

Senior Debt                                336,545     331,420     425,841                1,093,806
Other Long-Term Liabilities                 10,763     131,476       1,829                  144,068
Subordinated Debt                                      286,964                              286,964
Investment by and Advances
  from Parent                                        2,811,369     500,498 (3,311,867)
Shareholders' Equity                     1,944,529                                        1,944,529
                                          ---------  ----------   ---------  ---------   -----------
    Total Liabilities and
      Shareholders' Equity              $2,377,565  $4,248,716  $1,076,847 $(3,432,875)  $4,270,253
                                          =========  ==========   =========  ========= = ==========

Condensed Consolidating Statements Cash Flow
 For the year ended January 31, 1998
 (Dollars in thousands)


                                                                   Non-
                                            Saks    Guarantor    Guarantor
                                           Incorp-   Subsid-      Subsid-    Elimin-        Consol-
                                           orated     iaries      iaries      ations        idated
                                          --------   --------    --------    --------     ---------
Operating Activities
Net income                                $404,914    $383,971     $72,190  $(456,161)     $404,914
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Equity in earnings of
    subsidiaries                          (397,357)    (58,804)               456,161
  Depreciation and amortization             12,874     103,240      20,005                  136,119
  Deferred income taxes                        222      24,397      (1,569)                  23,050
  Recognition of NOL carryforwards                    (283,675)                            (283,675)
  Extraordinary loss on exting-
    uishment of debt                         1,425       5,375       1,556                    8,356
  (Gains) losses from long
    lived assets                                (8)       (126)                                (134)
  ESOP expenses                                          8,786                                8,786
  Restructuring items                                     (800)                                (800)
  Changes in operating assets
    and liabilities, net                    52,575    (124,864)    (15,022)                 (87,311)
                                          ---------  ----------   ---------  ---------   -----------
Net cash provided by
  operating activities                      74,645      57,500      77,160                  209,305

Investing Activities
  Purchases of property
    equipment, net                         (13,349)   (253,807)    (79,720)                (346,876)
  Proceeds from sale and sale
    leaseback of assets                     23,221       4,630                               27,851
                                          ---------  ----------   ---------  ---------   -----------
  Net cash provided by (used in)
    investing activities                     9,872    (249,177)    (79,720)                (319,025)

Financing Activities
  Intercompany borrowings,
    contributions and distrib-
    utions                                (226,093)    184,610      41,483
  Proceeds from long-term
    borrowings                             175,546                                          175,546
  Payments on long-term debt               (32,720)   (191,414)                            (224,134)
  Net borrowings under credit and
    receivables facility                               132,082      11,392                  143,474
  Payment of REMIC certificates                                    (30,000)                 (30,000)
  Proceeds from issuance of stock           15,762       7,423                               23,185
  Purchase of treasury stock               (13,096)                                         (13,096)
  ESOP loan repayment                                    9,778                                9,778
  Payments to preferred and
    common shareholders                                 (1,124)                              (1,124)
                                          ---------  ----------   ---------  ---------   -----------
    Net cash provided by (used in)
      financing activities                 (80,601)    141,355      22,875                   83,629
Increase (decrease) in cash and
  cash equivalents                           3,916     (50,322)     20,315                  (26,091)
Cash and cash equivalents at
  beginning of period                       11,489      45,728      19,738                   76,955
                                          ---------  ----------   ---------  ---------   -----------
Cash and cash equivalents at
  end of period                            $15,405     $(4,594)     $40,053                 $50,864
                                          =========  ==========   =========  ========= ===========

 Condensed Consolidating Statements of Income
 For the year ended February 1, 1997
   (Dollars in thousands)

                                                                   Non-
                                           Saks      Guarantor   Guarantor
                                          Incorp-     Subsid-     Subsid-    Elimin-      Consol-
                                           orated     iaries      iaries      ations        idated
                                          --------   --------     --------   --------     ---------
Net sales                                 $737,902  $4,188,960                           $4,926,862
Cost of sales                              461,117   2,747,872                            3,208,989
                                          ---------  ----------   ---------  ---------   -----------
   Gross margin                            276,785   1,441,088                            1,717,873

Selling, general and administr-
  ative expenses                           172,219     976,472    $ 38,631  $(130,178)    1,057,144
Other operating expenses                    57,026     333,599     (35,023)                 355,602
Store pre-opening costs                                 11,645                               11,645
Merger, restructuring and
  integration costs                          8,729       8,200                               16,929
Year 2000 expenses                                       1,406                                1,406
ESOP expenses                                            3,910                                3,910
                                          ---------  ----------   ---------  ---------   -----------
    Operating income (loss)                 38,811     105,856      (3,608)   130,178       271,237

Other Income (Expense)
  Finance charge income, net                 8,500      12,691     108,987   (130,178)
  Intercompany gain (loss) on
    sale of receivables                     (2,475)    (18,550)     21,025
  Intercompany servicer fees                             6,749      (6,749)
  Equity in earnings of sub-
    sidiaries                               55,184      58,868               (114,052)
  Interest expense, net                     (6,404)    (63,323)    (45,154)                (114,881)
  Other income (expense), net                7,319     (19,186)         87                  (11,780)
                                          ---------  ----------   ---------  ---------   -----------
Income before provision for
  income taxes and extra-
  ordinary item                            100,935      83,105      74,588   (114,052)      144,576
Provision for income taxes                  20,103      20,968       9,927                   50,998
                                          ---------  ----------   ---------  ---------   -----------
Income before extraordinary item            80,832      62,137      64,661   (114,052)       93,578
Extraordinary item, net of taxes                        10,722       2,024                   12,746
                                          ---------  ----------   ---------  ---------   -----------
     Net income                            $80,832     $51,415     $62,637  $(114,052)      $80,832
                                          =========  ==========   =========  =========    ==========

Condensed Consolidating Balance Sheets
For the year ended February 1, 1997
 (Dollars in thousands)


                                                                Non-
                                           Saks     Guarantor  Guarantor
                                          Incorp-    Subsid-     Subsid-      Elimin-      Consol-
                                          orated      iaries     iaries        ations       idated
                                         --------     --------  --------     --------      ---------
Assets
Current Assets
  Cash and cash equivalents                $11,489     $45,728     $19,738                  $76,955
  Trade accounts receivable                    167          31     394,830                  395,028
  Merchandise inventories                  183,285     884,899                            1,068,184
  Deferred income taxes                      7,814       4,492       3,999                   16,305
  Intercompany borrowings                   15,518      99,516              $(115,034)
  Other current assets                      18,925      67,778      23,336                  110,639
                                          ---------  ----------   ---------  ---------   -----------
Total Current Assets                       237,198   1,102,444     441,903   (115,034)    1,666,511

Property and Equipment, net                183,477     808,009     526,856                1,518,342
Goodwill and Intangibles, net                8,131     359,758                              367,889
Other Assets                                 3,092      41,237      33,205                   77,534
Investment in and Advances to
  Subsidiaries                           1,228,516     921,569             (2,150,085)
                                          ---------  ----------   ---------  ---------   -----------
      Total Assets                      $1,660,414  $3,233,017  $1,001,964 $(2,265,119)  $3,630,276
                                          =========  ==========   =========  =========    ==========

Liabilities and Shareholders' Equity
Current Liabilities
  Trade accounts payable                   $34,418    $286,656                             $321,074
  Accrued expenses and other
    current liabilities                     22,915     300,274     $49,690                  372,879
  Intercompany borrowings                                          115,034  $(115,034)
  Current portion of long-term
    debt                                     4,686      16,120                               20,806
                                          ---------  ----------   ---------  ---------   -----------
Total Current Liabilities                   62,019     603,050     164,724   (115,034)      714,759

Senior Debt                                157,077     277,046     429,352                  863,475
Deferred Income Taxes                       10,090      10,931                               21,021
Other Long-Term Liabilities                 18,777     110,616       1,927                  131,320
Subordinated Debt                           14,517     487,250                              501,767
Investment by and Advances
  from Parent                                        1,744,124     405,961 (2,150,085)
Shareholders' Equity                     1,397,934                                        1,397,934
                                          ---------  ----------   ---------  ---------   -----------
     Total Liabilities and
       Shareholders' Equity             $1,660,414  $3,233,017  $1,001,964  $(2,265,119) $3,630,276
                                        =========== =========== =========== ============ ============

 Condensed Consolidating Statements Cash Flow
 For the year ended February 1, 1997
   (Dollars in thousands)

                                                                    Non-
                                            Saks     Guarantor    Guarantor
                                           Incorp-    Subsid-      Subsid-    Elimin-       Consol-
                                           orated      iaries      iaries      ations        idated
                                          --------     --------   --------   --------     ---------
Operating Activities
Net income                                 $80,832     $51,415     $62,637  $(114,052)      $80,832
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Equity in earnings of
    subsidiaries                           (55,184)    (58,868)               114,052
  Depreciation and amortization             14,123      89,545      19,865                  123,533
  Deferred income taxes                      8,901      22,679          48                   31,628
  Extraordinary loss on
    extinguishment of debt                              10,722       2,024                   12,746
  Loss on County Seat Debentures                        10,525                               10,525
  Losses from long lived assets                          1,406                                1,406
  ESOP expenses                                          1,481                                1,481
  Restructuring items                                      885                                  885
  Changes in operating assets
    and liabilities, net                   (34,394)    (61,574)    (26,373)                (122,341)
                                         ----------  ----------  ----------  ---------     ---------
      Net cash provided by
      operating activities                  14,278      68,216      58,201                  140,695

Investing Activities
  Purchases of property and
    equipment, net                          (8,544)   (226,102)    (13,168)                (247,814)
  Proceeds from sale and sale
    leaseback of assets                      5,410      30,872                               36,282
  Acquisition of Parisian                             (119,070)                            (119,070)
                                         ----------  ----------  ----------  ---------     ---------
Net cash used in investing
  activities                                (3,134)   (314,300)    (13,168)                (330,602)

Financing Activities
  Intercompany borrowings, contri-
    butions and distributions             (121,314)    125,880)     (4,566)
  Proceeds from long-term
    borrowings                             113,037     267,800                              380,837
  Payments on long-term debt               (19,727)   (370,370)                            (390,097)
  Net borrowings under credit and
    receivables facility                              (201,820)    (35,637)                (237,457)
  Payment of REMIC certificates                                     (4,159)                  (4,159)
  Proceeds from issuance of stock           35,438     422,094                              457,532
  Purchase of treasury stock               (14,383)                                         (14,383)
  ESOP loan repayment                                     (742)                                (742)
  Payments to preferred and
    common shareholders                                 (4,858)                              (4,858)
                                         ----------  ----------  ----------  ---------     ---------
Net cash provided by (used in)
financing activities                        (6,949)    237,984)    (44,362)                 186,673

Increase (decrease) in cash and
  cash equivalents                           4,195      (8,100)        671                   (3,234)
Cash and cash equivalents at
  beginning of period                        7,294      53,828      19,067                   80,189
                                         ----------  ----------  ----------  ---------     ---------
Cash and cash equivalents at end
  of period                                $11,489     $45,728     $19,738                  $76,955
                                          =========    ========    ========   ========     =========

 Reports

 Report of Management

     The accompanying consolidated financial statements, including the notes thereto, and the other financial information presented in the Annual Report have been prepared by management. The financial statements have been prepared in accordance with generally accepted accounting principles and include amounts that are based upon our best estimates and judgments. Management is responsible for the consolidated financial statements, as well as the other financial information in this Annual Report.

     The Company maintains an effective system of internal accounting control. We believe that this system provides reasonable assurance that transactions are executed in accordance with management authorization and that they are appropriately recorded in order to permit preparation of financial statements in conformity with generally accepted accounting principles and to adequately safeguard, verify, and maintain accountability of assets. Reasonable assurance is based on the recognition that the cost of a system of internal control should not exceed the benefits derived.

     The consolidated financial statements and related notes have been audited by independent certified public accountants. Management has made available to them all of the Company's financial records and related data and believes all representations made to them during their audits were valid and appropriate. Their report provides an independent opinion upon the fairness of the financial statements.

     The Audit Committee of the Board of Directors is composed of four independent Directors. The Committee is responsible for recommending the independent certified public accounting firm to be retained for the coming year, subject to shareholder approval. The Audit Committee meets periodically with the independent auditors, as well as with management, to review accounting, auditing, internal accounting control, and financial reporting matters. The independent auditors have unrestricted access to the Audit Committee.



R. Brad Martin                     Douglas E. Coltharp
Chairman of the Board and          Executive Vice President and
Chief Executive Officer            Chief Financial Officer


Report of Independent Accountants

To the Board of Directors and Shareholders
Saks Incorporated

We have audited the accompanying consolidated balance sheets of Saks Incorporated and Subsidiaries (formerly Proffitt's, Inc.) as of January 31, 1998 and February 1, 1997, and the related consolidated statements of income, shareholders equity and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Saks Incorporated and Subsidiaries as of January 31, 1998 and February 1, 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.


                              PricewaterhouseCoopers LLP

Birmingham, Alabama
March 19, 1998, except for Notes 1, 3,
9, 11 and 13 as to which the date is
September 17, 1998 and Note 4 as to which the date is November 4, 1998



                SAKS INCORPORATED and SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEETS
                      (Dollars in thousands)

                                      August 1,                 August 2,
                                        1998      January 31,     1997
                                     (Unaudited)    1998       (Unaudited)
                                      --------    ---------     ---------
ASSETS
Current assets
  Cash and cash equivalents            $31,411      $50,864        $43,378
  Trade accounts receivable            137,418      412,209        367,529
  Merchandise inventories            1,369,498    1,244,682      1,189,870
  Other current assets                  82,627      111,621        108,860
  Deferred income taxes                 66,883       71,814         20,359
                                     ---------    ---------      ---------
    Total current assets             1,687,837    1,891,190      1,729,996

Property and equipment, net          1,822,735    1,725,979      1,598,893
Goodwill and intangibles,
  net                                  333,462      327,307        362,908
Deferred income taxes                  242,930      257,848
Other assets                            70,175       67,929         77,638
                                     ----------   ----------    -----------
TOTAL ASSETS                        $4,157,139   $4,270,253     $3,769,435
                                     ==========   ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable              $376,671     $333,794       $414,877
  Accrued expenses and other
    current liabilities                367,982      454,034        299,536
  Current portion of long-
    term debt                           13,642       13,058         15,626
                                     ----------   ----------    -----------
 Total current liabilities             758,295      800,886        730,039

Senior debt                            980,840    1,093,806        966,112
Deferred income taxes                                               29,501
Other long-term liabilities            142,165      144,068        141,740
Subordinated debt                      276,000      286,964        473,511
Shareholders' equity                 1,999,839    1,944,529      1,428,532
                                     ----------   ----------    -----------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY              $4,157,139   $4,270,253     $3,769,435
                                     ==========   ==========     ==========

See notes to condensed consolidated financial statements.

                           SAKS INCORPORATED and SUBSIDIARIES CONDENSED CONSOLIDATED
                                        STATEMENTS OF INCOME (UNAUDITED)
                                 (Dollars in thousands, except per share amounts)

                                                  Three Months Ended            Six Months Ended
                                                   ------------------         -------------------
                                                8/1/98        8/2/97        8/1/98        8/2/97
                                               ---------    ----------    ---------      ----------
Net sales                                     $1,283,744    $1,188,351    $2,696,346     $2,490,469
Cost of sales                                    838,850       785,794     1,761,420      1,636,809
                                              ----------    ----------    ----------     ----------
  Gross margin                                   444,894       402,557       934,926        853,660

Selling, general, and administr-
  ative expenses                                 291,636       263,507       588,245        542,471
Other operating expenses:
  Property and equipment rentals                  41,829        34,615        83,917         70,048
  Depreciation & other amortization               35,821        32,253        71,570         65,353
  Taxes other than income taxes                   36,122        33,337        73,469         68,450
Store pre-opening costs                              626         2,692         2,998          5,235
Merger, restructuring and integr-
  ation costs                                      3,995         1,634         5,951          3,102
Loss on long-lived assets                          1,858             3         1,855             30
Year 2000 Expense                                  2,602         3,745         4,127          4,362
ESOP Expenses                                                      806                        1,532
                                               ----------    ----------    ----------    -----------
  Operating Income                                30,405        29,965       102,794         93,077
Other income (expense):
  Interest expense                               (24,498)      (28,972)      (49,292)       (57,497)
  Other income (expense), net                        626           253           754            389
                                               ----------    ----------    ----------    -----------
  Income before provision for income
    taxes and extraordinary items                  6,533         1,246        54,256         35,969
Provision for income taxes                         3,551         5,980        23,150         15,505
                                               ----------    ----------    ----------    -----------
  Income (loss) before extra-
    ordinary item                                  2,982        (4,734)       31,106         20,464
Extraordinary loss on extinguishment
  of debt, net of taxes                              334         1,120           334          4,472
                                               ----------    ----------    ----------    -----------
Net income (loss)                                 $2,648       $(5,854)      $30,772        $15,992
                                               ==========    ==========    ==========    ===========
Basic earnings (loss) per share:
  Net income (loss) before extra-
    ordinary item                                  $0.02        $(0.03)        $0.22          $0.15
  Extraordinary item                                 -           (0.01)          -            (0.03)
                                               ----------    ----------    ----------    -----------
  Net income (loss)                                $0.02        $(0.04)        $0.22          $0.12
                                               ==========    ==========    ==========    ===========
Diluted earnings (loss) per share:
  Net income before extraordinary item             $0.02        $(0.03)        $0.21          $0.15
  Extraordinary item                                 -           (0.01)          -            (0.03)
                                               ----------    ----------    ----------    -----------
  Net income                                       $0.02        $(0.04)        $0.21          $0.12
                                               ==========    ==========    ==========    ===========
Weighted average common shares:
  Basic                                          142,869       135,847       142,302        135,550
  Diluted                                        146,969       135,847       146,463        138,795


See notes to condensed consolidated financial statements.

                SAKS INCORPORATED AND SUBSIDIARIES
                      CONDENSED STATEMENTS OF
                      CASH FLOWS (Unaudited)
                      (Dollars in thousands)

                                                       Six Months Ended
                                                    ----------------------
                                                    August 1,     August 2,
                                                      1998          1997
                                                    --------      --------
Operating Activities:
  Net income                                         $30,772       $15,992
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization                     71,570        65,353
    Losses from long-lived assets                      1,855            30
    Extraordinary loss on extinguisment
       of debt                                                       3,352
    ESOP expenses                                                      694
    Deferred income taxes                             16,694         3,604
    Other                                                            4,104
    Change in operating assets and
       liabilities, net                              138,824       (35,479)
                                                   ----------     ---------
  Net Cash Provided By Operating
    Activities                                       259,715        57,650

Investing Activities:
  Purchases of property and
    equipment, net                                 (159,731)      (164,778)
  Proceeds from sale of assets                         2,500        24,747
  Acquisition of other assets                        (17,676)          -
  Other, net                                                        (1,442)
                                                   ----------     ---------
  Net Cash Used In Investing Activities             (174,907)     (141,473)

Financing Activities:
  Proceeds from long-term borrowings                               129,160
  Payments on long-term debt and capital
    lease obligations                               (112,932)     (140,575)
  Net repayments under credit and
    receivables facilities                            (9,550)       56,308
  Purchase of treasury stock                                        (7,445)
  Proceeds from issuance of stock                     18,221        13,922
  Payments to preferred and common
    shareholders                                                    (1,124)
                                                   ----------     ---------
  Net Cash (Used In) Provided By
    Financing Activities                            (104,261)       50,246

Decrease In Cash and Cash Equivalents                (19,453)      (33,577)
Cash and cash equivalents at beginning
  of period                                           50,864        76,955
                                                   ----------     ---------
Cash at cash equivalents at end of
  period                                             $31,411       $43,378
                                                   ==========     =========

See notes to condensed consolidated financial statements.

NOTE 1   BASIS OF PRESENTATION

Effective September 17, 1998, Saks Holdings, Inc. ("SFA") merged with and into a wholly owned subsidiary of Proffitt's, Inc. SFA is the holding company of Saks & Company which does business as Saks Fifth Avenue, Off 5th, Folio, and Bullock & Jones. The merger has been accounted for as a pooling of interests, and accordingly, these consolidated financial statements have been restated for the prior periods to include the results of operations, financial position, and cash flows of SFA. In connection with the merger, Proffitt's, Inc. changed the corporate name of Proffitt's, Inc.
to Saks Incorporated (the "Company").

These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of the Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended August
1, 1998 are not necessarily indicative of the results that may be expected for the year ending January 30, 1999.
The financial statements include the accounts of the Company and its subsidiaries, including its special purpose receivables financing subsidiaries. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended January 31, 1998 included in this Form 8-K.

The accompanying balance sheet at January 31, 1998 has been derived from the audited financial statements at that date.

NOTE 2   BUSINESS COMBINATIONS

Effective January 31, 1998, immediately before the Company's prior fiscal year end, the Company combined its business with Carson Pirie Scott & Co. ("Carson's"), a retail department store chain currently operating 55 stores in the Midwest.
The merger has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements have been restated for the prior year to include the results of operations, financial position, and cash flows of Carson's.

On March 6, 1998, the Company acquired Brody Brothers Dry
Goods Company, Inc. ("Brody's"), which operated six department stores in North Carolina. Consideration was paid in cash and was immaterial to the Company. Four of the Brody's locations were converted into Proffitt's stores, and two stores were permanently closed. The operations of these stores are reflected in the financial statements subsequent to the date of acquisition.

On August 2, 1998, the Company purchased the assets of Bullock & Jones, which operates a catalog operation and one store in San Francisco. In fiscal 1997, combined sales for Bullock
& Jones were approximately $30 million, with approximately two-thirds of the Company's sales derived from catalog sales.

For the three and six months ended August 1, 1998 and August 2, 1997, the Company incurred certain merger, restructuring, and integration costs related to its business combinations with Younkers (completed February 3, 1996), Parisian (completed October 11, 1996), Herberger's (completed February 1, 1997), Carson's, and Brody's. These pre-tax charges totaled $4.0 million and $1.6 million for the three months ended August 1, 1998 and August 2, 1997, respectively, and $6.0 million and $3.1 million for the six months ended August 1, 1998 and August 2, 1997, respectively.

A reconciliation of the aforementioned charges to the amounts of merger, restructuring, and integration costs remaining unpaid at August 1, 1998 is as follows (in thousands):

     Amounts unpaid at January 31, 1998                            $ 25,094
     Adjustments to amounts unpaid at January 31, 1998                    0
     Amounts related to continuing integration efforts for the
        six months ended August 1, 1998                               5,951
     Amounts paid during the six months ended August 1, 1998        (18,275)
                                                                   ---------
     Amounts unpaid at August 1, 1998                              $ 12,770

NOTE 3 -- PENDING TRANSACTION

On October 2, 1998, the Company acquired 14 store locations, along with certain inventory and accounts receivable from Dillard's Inc.
The Company will acquire one more store from Dillard's on December
1, 1998. The transactions have a value in excess of $400 million and are being funded through the Company's revolving credit agreement. In November 1998, amounts outstanding under the revolving credit agreement were reduced through the issuance of $500 million of ten year 8.25% notes.

NOTE 4 - EARNINGS PER COMMON SHARE

Calculations of earnings per common share (EPS) for the three and six months ended August 1, 1998 and August 2, 1997 are as follows: (net income and shares in thousands)

                          For the Quarter Ended                       For the Quarter Ended
                            August 1, 1998                               August 2, 1997
                      ----------------------------                ------------------------------
                                      Weighted                               Weighted
                                      Average     Per Share                  Average    Per Share
                        Income (a)    Shares        Amount    Income (a)     Shares       Amount
                        ---------    --------      --------    ---------     -------      --------
Basic EPS                 $2,982      142,869       $0.02       $(4,734)     135,847      $(0.03)

Effect of
  dilutive
  stock options
  (based on the
  treasury stock
  method using the
  average price)                       4,100
                        --------    ---------       -------    --------      -------     --------
Diluted EPS              $2,982      146,969         $0.02      $(4,734)     135,847      $(0.03)
                        ========     ========       =======    ========      =======      ========

                        For the Six Months  Ended                   For the Six Months Ended
                              August 1, 1998                            August 2, 1997
                      ----------------------------               ------------------------------
                                    Weighted                                 Weighted
                                     Average      Per Share                   Average   Per Share
                       Income (a)    Shares         Amount    Income (a)      Shares      Amount
                        --------     --------       -------    ---------     -------     ---------
Basic EPS                $31,106     142,302         $0.22      $20,464      135,550      $0.15

Effect of
dilutive stock
options (based
on the treasury
stock method
using the average
price)                                 4,161                                     3,245
                         --------  ---------        -------     -------         -------  --------
Diluted EPS              $31,106     146,463          $0.21     $20,464        138,795    $0.15
                         ========   ========        =======    ========        =======   ========


(a) Income (loss) before extraordinary items.

NOTE 5   CONTINGENCIES

The Company is involved in several legal proceedings arising from its normal course of business activities, and reserves have been established where appropriate. Management believes that none of these legal proceedings will have a material adverse effect on the Company's consolidated financial condition, results of operations, or liquidity.

NOTE 6   RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for the Company in the first quarter of fiscal 2000, and the Company is in the process of ascertaining the impact that this new standard will have on its financial statements.

NOTE 7   CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The following tables present condensed consolidating financial information for: 1) Saks Incorporated; 2) on a combined basis, the guarantors of Saks Incorporated's Senior Notes (which are all of the wholly-owned subsidiaries of Saks Incorporated, except for Proffitt's Credit Corporation ("PCC"), Younkers Credit Corporation ("YCC"), the National Bank of the Great Lakes ("NBGL"), SFA real estate financing subsidiary trusts (REMIC Trusts), and Saks Finance Company ("SFC"); and 3) on a combined basis, PCC, YCC, REMIC Trusts, SFC and NBGL, the only non-guarantor subsidiaries of the Senior Notes. Separate financial statements of the guarantor subsidiaries are not presented because the guarantors are jointly, severally, and unconditionally liable under the guarantees, and the Company believes the condensed consolidating financial statements are more meaningful in understanding the financial position of the guarantor subsidiaries. Saks Incorporated is comprised of substantially all of the Proffitt's and Younkers store operating divisions and certain corporate management and financing functions. Borrowings and the related interest expense under Saks Incorporated's revolving credit facility are allocated to Saks Incorporated and the guaranty subsidiaries under arrangements among Saks Incorporated and the subsidiaries.

                                     SAKS INCORPORATED
                       CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                         FOR THE THREE MONTHS ENDED AUGUST 1, 1998
                                  (Dollars In Thousands)

                                                              Non-
                                     Saks     Guarantor    Guarantor
                                    Incorp-    Subsid-       Subsid-        Elimin-        Consol-
                                    orated      iaries       iaries          ations         idated
                                   ---------   --------      ---------       ---------    ---------
Net Sales                           $163,524   $1,120,220                                $1,283,744
Costs and Expenses
  Cost of sales                      104,023      734,827                                   838,850
  Selling, general and
   administrative expenses            34,217      273,057      $20,736       ($36,374)      291,636
  Other operating expenses            13,970      109,202       (9,400)                     113,772
  Store pre-opening costs                162          464                                       626
  Merger, restructuring
    and integration costs              2,528        1,467                                     3,995
  Loss from long-lived
    assets                               359        1,499                                     1,858
  Year 2000 expenses                     553        2,049                                     2,602
                                      -------     --------     --------       --------      --------
Operating income (loss)                7,712       (2,345)     (11,336)        36,374        30,405

Other Income (Expense)
  Finance charge income, net                                    36,374        (36,374)
  Intercompany gain (loss)
    on sale of receivables            (1,197)      (4,589)       5,786
  Intercompany servicer fees                        6,701       (6,701)
  Equity in earnings of
    subsidiaries                        (723)       6,281                      (5,558)
  Interest expense                    (1,744)     (15,464)      (7,290)                     (24,498)
  Other income (expense),
    net                                 (102)         728                                       626
                                      -------     --------     --------       --------      --------
Income (loss) before provision
  for income taxes and
  extraordinary item                   3,946       (8,688)      16,833         (5,558)        6,533

Provision (benefit) for income taxes   1,298       (3,858)       6,111                        3,551
                                      -------     --------     --------       --------      --------
Income (loss) before extra-
  ordinary item                        2,648       (4,830)      10,722         (5,558)        2,982

Extraordinary item, net
  of taxes                                            334                                       334
                                      -------     --------     --------       --------      --------
Net income (loss)                     $2,648      ($5,164)     $10,722        ($5,558)       $2,648
                                      =======     ========     ========       ========      ========

                                     SAKS INCORPORATED
                        CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                          FOR THE SIX MONTHS ENDED AUGUST 1, 1998
                                  (Dollars In Thousands)

                                                              Non-
                                     Saks     Guarantor    Guarantor
                                    Incorp-    Subsid-       Subsid-        Elimin-     Consol-
                                    orated      iaries       iaries          ations       idated
                                   ---------   --------    ---------       ---------    ---------
Net Sales                           $337,832   $2,358,514                                $2,696,346
Costs and Expenses
  Cost of sales                      218,829    1,542,591                                 1,761,420
  Selling, general and
    administrative expenses           70,571      549,102      $44,049       ($75,477)      588,245
  Other operating expenses            27,808      219,163      (18,015)                     228,956
  Store pre-opening costs                624        2,374                                     2,998
  Merger, restructuring and
    integration costs                  3,947        2,004                                     5,951
  Loss from long-lived
    assets                               356        1,499                                     1,855
  Year 2000 expenses                     884        3,243                                     4,127
                                   ----------   ----------   ----------    -----------    ----------
Operating income (loss)               14,813       38,538      (26,034)        75,477       102,794

Other Income (Expense)
  Finance charge income,
    net                                                         75,477        (75,477)
  Intercompany gain (loss)
    on sale of receivables            (2,731)     (12,579)      15,310
  Intercompany servicer fees                       12,940      (12,940)
  Equity in earnings of
    subsidiaries                      24,446       13,113                    ($37,559)
  Interest expense                    (2,967)     (29,902)     (16,423)                     (49,292)
  Other income (expense),
    net                                    4          750                                       754
                                   ----------   ----------   ----------    -----------    ----------
Income before provision for
  income taxes and extra-
  ordinary item                       33,565       22,860       35,390        (37,559)       54,256

Provision for income taxes             2,793        7,558       12,799                       23,150
                                   ----------   ----------   ----------    -----------    ----------
Income before extra-
  ordinary item                       30,772       15,302       22,591        (37,559)       31,106
Extraordinary item,
  net of taxes                                        334                                       334
                                   ----------   ----------   ----------    -----------    ----------
Net income                           $30,772      $14,968      $22,591       ($37,559)      $30,772
                                     ========     ========     ========      =========      ========

                                     SAKS INCORPORATED
                    CONDENSED CONSOLIDATING BALANCE SHEETS AT AUGUST 1, 1998
                                  (Dollars In Thousands)

                                                              Non-
                                     Saks     Guarantor    Guarantor
                                    Incorp-    Subsid-       Subsid-        Elimin-     Consol-
                                    orated      iaries       iaries          ations       idated
ASSETS                             ---------   --------    ---------       ---------    ---------
Current Assets
  Cash and cash equiv-
    alents                           $14,318     ($30,757)     $47,850                      $31,411
  Trade accounts receiv-
    able                               1,588          252      135,578                      137,418
  Merchandise inventories            202,944    1,166,554                                 1,369,498
  Deferred income taxes                6,901       56,571        3,411                       66,883
  Intercompany borrowings             20,465                                 ($20,465)
  Other current assets                13,237       61,991        7,399                       82,627
                                      -------     --------     --------       --------      --------
Total Current Assets                 259,453    1,254,611      194,238        (20,465)    1,687,837

Property and Equipment,
  net                                195,960    1,049,673      577,102                    1,822,735
Goodwill and Intangibles,
  net                                 19,389      314,073                                   333,462
Other Assets                           4,127       41,552       24,496                       70,175
Deferred Income Taxes                (16,291)     259,221                                   242,930
Investment in and Advances
  to Subsidiaries                  1,888,154    1,344,924                  (3,233,078)
                                   ----------   ----------   ----------    -----------    ----------
Total Assets                      $2,350,792   $4,264,054     $795,836    ($3,253,543)   $4,157,139
                                   ==========   ==========    =========     ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Trade accounts payable             $54,795     $321,876                                  $376,671
  Accrued expenses and other
    current liabilities               40,736      300,161      $27,085                      367,982
  Intercompany borrowings                                       20,465       ($20,465)
  Current portion of long-
    term debt                            452       13,190                                    13,642
                                   ----------   ----------   ----------    -----------    ----------
Total Current Liabilities             95,983      635,227       47,550        (20,465)      758,295

Senior Debt                          242,455      437,544      300,841                      980,840
Other Long-Term Liabil-
  ities                               12,515      127,871        1,779                      142,165
Subordinated Debt                                 276,000                                   276,000
Investment by and Advances
  from Parent                                   2,787,412      445,666     (3,233,078)
Shareholders' Equity               1,999,839                                              1,999,839
                                   ----------   ----------   ----------    -----------    ----------
Total Liabilities and
  Shareholders' Equity            $2,350,792   $4,264,054     $795,836    ($3,253,543)   $4,157,139
                                   ==========   ==========    =========     ==========    ==========

                                     SAKS INCORPORATED
                      CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                          FOR THE SIX MONTHS ENDED AUGUST 1, 1998
                                  (Dollars In Thousands)


                                                              Non-
                                     Saks     Guarantor    Guarantor
                                    Incorp-    Subsid-       Subsid-        Elimin-     Consol-
                                    orated      iaries       iaries          ations       idated
                                   ---------   --------    ---------       ---------    ---------
OPERATING ACTIVITIES
Net income                           $30,772      $14,968      $22,591       ($37,559)      $30,772
Adjustments to reconcile
  net income to net cash
  provided by (used) in
  operating activities:
  Equity in earnings of
    subsidiaries                     (24,446)     (13,113)                      37,559
  Depreciation and amort-
    ization                            6,898       57,052        9,519                       73,469
  Deferred income taxes                7,504        8,299          891                       16,694
  (Gains) losses from long
    lived assets                         356        1,499                                     1,855
  Changes in operating assets
    and liabilities, net             (22,190)    (117,052)     276,167                      136,925
                                   ----------   ----------   ----------    -----------    ----------
Net cash provided by (used
  in) operating activities            (1,106)     (48,347)     309,168              --      259,715

INVESTING ACTIVITIES
  Purchases of property
    and equipment, net               (18,226)    (134,949)      (6,556)                    (159,731)
  Proceeds from sale of
    assets                             2,500                                                  2,500
  Acquisition of other
    assets                           (17,676)                                               (17,676)
                                   ----------   ----------   ----------    -----------    ----------
Net cash used in invest-
  ing activities                     (33,402)    (134,949)      (6,556)             --     (174,907)

FINANCING ACTIVITIES
  Inter-company borrowings,
    contributions and
    distributions                    114,090       55,725     (169,815)
  Payments on long-term
    debt                             (98,027)     (14,905)                                 (112,932)
  Net repayments under
    credit and receiv-
    ables facilities                              115,450     (125,000)                      (9,550)
  Proceeds from issuance
    of stock                          17,358          863                                    18,221
                                   ----------   ----------   ----------    -----------    ----------
Net cash provided by (used
  in) financing activities            33,421      157,133     (294,815)             --     (104,261)

Increase (decrease) in cash
  and cash equivalents                (1,087)     (26,163)       7,797                      (19,453)
Cash and cash equivalents
  at beginning of period              15,405       (4,594)      40,053                       50,864
                                   ----------   ----------   ----------    -----------    ----------
Cash and cash equivalents
  at end of period                   $14,318     ($30,757)     $47,850              --      $31,411
                                   ==========   ==========   ==========    ===========    ==========


                                     SAKS INCORPORATED
                        CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                         FOR THE THREE MONTHS ENDED AUGUST 2, 1997
                                  (Dollars In Thousands)


                                                              Non-
                                     Saks     Guarantor    Guarantor
                                    Incorp-    Subsid-       Subsid-        Elimin-     Consol-
                                    orated      iaries       iaries          ations       idated
                                   ---------   --------    ---------       ---------    ---------
Net Sales                           $154,553   $1,033,798                                $1,188,351
Costs and Expenses
  Cost of sales                       99,691      686,103                                   785,794
  Selling, general and
    administrative expenses           38,067      245,285      $18,401       ($38,246)      263,507
  Other operating expenses            12,206       96,426       (8,427)                     100,205
  Store pre-opening costs                 57        2,635                                     2,692
  Merger, restructuring and
    integration costs                               1,634                                     1,634
  (Gains) losses from long-
    lived assets                          (3)           6                                         3
  Year 2000 expenses                                3,745                                     3,745
  ESOP expenses                                       806                                       806
                                   ----------   ----------   ----------    ----------    -----------
Operating income (loss)                4,535       (2,842)      (9,974)        38,246        29,965

Other Income (Expense)
  Finance charge income,
    net                                                         38,246       ($38,246)
  Intercompany gain (loss)
    on sale of receivables              (158)      (4,716)       5,763           (889)
  Intercompany servicer fees                        3,456       (3,456)
  Equity in earnings of
    subsidiaries                      (7,644)       7,590                          54
  Interest expense                    (3,302)     (15,127)     (10,543)                     (28,972)
  Other income (expense),
    net                                  (95)         225          123                          253
                                   ----------   ----------   ----------    -----------     ----------
Income (loss) before pro-
  vision for income taxes
  and extraordinary item              (6,664)     (11,414)      20,159           (835)        1,246

Provision (benefit) for income taxes    (810)      (1,792)       8,798           (216)        5,980
                                   ----------   ----------   ----------    -----------      ----------
Income (loss) before extra-
  ordinary item                       (5,854)      (9,622)      11,361           (619)       (4,734)

Extraordinary item, net of taxes                    1,120                                     1,120
                                   ----------   ----------   ----------     ----------    ----------
Net income (loss)                    ($5,854)     (10,742)     $11,361          ($619)      ($5,854)
                                   ==========   ==========   ==========     ==========    ==========

                                     SAKS INCORPORATED
                       CONDENSED CONSOLIDATING STATEMENTS OF INCOME
                          FOR THE SIX MONTHS ENDED AUGUST 2, 1997
                                  (Dollars In Thousands)

                                                              Non-
                                     Saks     Guarantor    Guarantor
                                    Incorp-    Subsid-       Subsid-        Elimin-     Consol-
                                    orated      iaries       iaries          ations       idated
                                   ---------   --------    ---------       ---------    ---------
Net Sales                           $309,957   $2,180,512                                $2,490,469
Costs and Expenses
  Cost of sales                      200,863    1,435,946                                 1,636,809
  Selling, general and
    administrative expenses           76,890      510,737      $31,591       ($76,747)      542,471
  Other operating expenses            24,640      196,743      (17,532)                     203,851
  Store pre-opening costs                 57        5,178                                     5,235
  Merger, restructuring
    and integration costs                 98        3,004                                     3,102
  (Gains) losses from long-
    lived assets                          (5)          35                                        30
  Year 2000 expenses                                4,362                                     4,362
  ESOP expenses                                     1,532                                     1,532
                                   ----------   ----------   ----------    -----------    ----------
Operating income (loss)                7,414       22,975      (14,059)        76,747        93,077

Other Income (Expense)
  Finance charge income,
    net                                                         76,747        (76,747)
  Intercompany gain (loss)
    on sale of receivables            (1,043)      (9,001)      11,168         (1,124)
  Intercompany servicer fees                        6,206       (6,206)
  Equity in earnings of
    subsidiaries                      15,089       17,425                     (32,514)
  Interest expense, net               (6,099)     (30,152)     (21,246)                     (57,497)
  Other income (expense),
    net                                 (136)         402          123                          389
                                   ----------   ----------   ----------    -----------     ----------
Income before provision
  for income taxes and
  extraordinary item                  15,225        7,855       46,527        (33,638)       35,969

Provision (benefit) for income taxes    (767)      (1,711)      18,434           (451)       15,505
                                   ----------   ----------   ----------    -----------    ----------
Income before extra-
  ordinary item                       15,992        9,566       28,093        (33,187)       20,464

Extraordinary item                                  1,836        2,636                        4,472
                                   ----------   ----------   ----------    -----------    ----------
Net income                           $15,992       $7,730      $25,457       ($33,187)      $15,992
                                   ==========   ==========   ==========    ===========    ==========


                                     SAKS INCORPORATED
                      CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                          FOR THE SIX MONTHS ENDED AUGUST 2, 1997
                                  (Dollars In Thousands)

                                                              Non-
                                     Saks     Guarantor    Guarantor
                                    Incorp-    Subsid-       Subsid-        Elimin-     Consol-
                                    orated      iaries       iaries          ations       idated
                                   ---------   --------    ---------       ---------    ---------
OPERATING ACTIVITIES
Net income                           $15,992       $7,730      $25,457       ($33,187)      $15,992
Adjustments to reconcile
  net income to net cash
  provided by (used) in
  operating activities:
  Equity in earnings of
    subsidiaries                     (15,089)     (17,425)                     32,514
  Depreciation and amort-
    ization                            6,764       51,061        7,528                       65,353
  Deferred income taxes                  857        2,476          271                        3,604
  Extraordinary loss on
    extinguishment of debt                                       3,352                        3,352
  Amortization of deferred
    comp                                              694                                       694
  (Gains) losses from long
    lived assets                          (5)          35                                        30
  Other                                  500        3,604                                     4,104
  Changes in operating assets
    and liabilities, net             (14,396)     (58,923)      37,167            673       (35,479)
                                   ----------   ----------   ----------    -----------    ----------
Net cash provided by
  (used in) operating
  activities                          (5,377)     (10,748)      73,775              --       57,650

INVESTING ACTIVITIES
  Purchases of property
    and equipment, net                (5,390)    (113,559)     (45,829)                    (164,778)
  Proceeds from sale of
    assets                            21,347        3,400                                    24,747
  Other, net                                       (1,442)                                   (1,442)
                                   ----------   ----------   ----------    -----------    ----------
Net cash provided by
  (used in) investing
  activities                          15,957     (111,601)     (45,829)             --     (141,473)

FINANCING ACTIVITIES
  Inter-company borrowings,
    contributions and
    distributions                   (106,730)      89,029       17,701
  Proceeds from long-term
    borrowings                       129,160                                                129,160
  Payments on long-term
    debt                             (31,520)     (79,055)     (30,000)                    (140,575)
  Net repayments under
    credit and receivables
    facilities                                     75,550      (19,242)                      56,308
  Proceeds from issuance
    of stock                          12,749                                                 12,749
  Purchase of treasury
    stock                             (7,445)                                                (7,445)
  Other                                             1,173                                     1,173
  Payments to preferred and
    common shareholders                            (1,124)                                   (1,124)
                                   ----------   ----------   ----------    -----------    ----------
Net cash provided by
  (used in) financing
  activities                          (3,786)      85,573      (31,541)             --       50,246

Increase (decrease) in cash
  and cash equivalents                 6,794      (36,776)      (3,595)                     (33,577)

Cash and cash equivalents
  at beginning of period              11,489       45,728       19,738                       76,955
                                   ----------   ----------   ----------    -----------    ----------
Cash and cash equivalents
  at end of period                   $18,283       $8,952      $16,143              --      $43,378
                                   ==========   ==========   ==========    ===========    ==========

                                     SAKS INCORPORATED
                  CONDENSED CONSOLIDATING BALANCE SHEETS AT JANUARY 31, 1998
                                  (Dollars In Thousands)
                                                              Non-
                                     Saks     Guarantor    Guarantor
                                    Incorp-    Subsid-       Subsid-        Elimin-     Consol-
                                    orated      iaries       iaries          ations       idated
ASSETS                             ---------   --------    ---------       ---------    ---------
Current Assets
  Cash and cash equiv-
    alents                           $15,405      ($4,594)     $40,053                      $50,864
  Trade accounts receivable              113          273      411,823                      412,209
  Merchandise inventories            171,212    1,073,470                                 1,244,682
  Deferred income taxes                6,797       58,570        6,447                       71,814
  Intercompany borrowings             30,715       90,293                   ($121,008)
  Other current assets                 6,777       98,292        6,552                      111,621
                                   ----------   ----------   ----------    -----------    ----------
Total Current Assets                 231,019    1,316,304      464,875       (121,008)    1,891,190

Property and Equipment,
  net                                186,266      953,642      586,071                    1,725,979
Goodwill and Intangibles,
  net                                  7,340      319,967                                   327,307
Other Assets                           2,297       39,731       25,901                       67,929
Deferred Income Taxes                 (8,683)     266,531                                   257,848
Investment in and Advances
  to Subsidiaries                  1,959,326    1,352,541                  (3,311,867)
                                   ----------   ----------   ----------    -----------    ----------
      Total Assets                $2,377,565   $4,248,716   $1,076,847    ($3,432,875)   $4,270,253
                                   ==========   ==========   ==========    ===========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Trade accounts payable             $39,713     $294,081                                  $333,794
  Accrued expenses and
    other current liabil-
    ities                             45,563      380,800      $27,671                      454,034
  Intercompany borrowings                                      121,008      ($121,008)
  Current portion of long-
    term debt                            452       12,606                                    13,058
                                   ----------   ----------   ----------    -----------    ----------
Total Current Liabilities             85,728      687,487      148,679       (121,008)      800,886

Senior Debt                          336,545      331,420      425,841                    1,093,806
Other Long-Term Liabilities           10,763      131,476        1,829                      144,068
Subordinated Debt                                 286,964                                   286,964
Investment by and Advances
  from Parent                                   2,811,369      500,498     (3,311,867)
Shareholders' Equity               1,944,529                                              1,944,529
                                   ----------   ----------   ----------    -----------    ----------
Total Liabilities and
  Shareholders' Equity            $2,377,565   $4,248,716   $1,076,847    ($3,432,875)   $4,270,253
                                   ==========   ==========   ==========    ===========    ==========


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

Prior year balance sheet information below has been restated to reflect the September 17, 1998 and January 31, 1998 mergers with SFA and Carson's respectively, which were accounted for as poolings-of-interests.

Accounts receivable, inventory, accounts payable, and senior debt balances fluctuate throughout the year due to the seasonal nature of the retail industry.

The August 1, 1998 trade accounts receivable balance decreased from the January 31, 1998 and August 2, 1997 balances due to selling a higher percentage of the Company's receivables through its securitization programs (primarily related to Carson's receivables which were not previously securitized). The proceeds of these additional sales of receivables were used to reduce senior debt balances.

August 1, 1998 merchandise inventory and property and equipment balances increased over January 31, 1998 and August 2, 1997 balances primarily due to new store locations during 1997 and 1998, the acquisition of Brody's in March 1998, combined with the intensification of inventories at certain stores, particularly at the Parisian and Herberger's divisions.

August 1, 1998 subordinated debt decreased from the balance at August 2, 1997 due to the conversion of approximately $86 million of convertible subordinated debentures into Common Stock and the retirement of approximately $128 million of additional debentures.


August 1, 1998 equity increased over the balance at August 2, 1997 primarily due to net earnings combined with the aforementioned conversion of convertible subordinated debentures into common stock and an increase in outstanding shares of common stock.

In connection with the SFA merger, the Company initiated a series of refinancing activities designed to reduce the weighted average cost of debt, provide appropriate debt maturities, increase the overall liquidity and ensure a proper capital structure. The refinancing activities included: (1) on September 9, 1998 the Company completed a tender offer for its $125 million 8.125% senior unsecured notes utilizing proceeds from the revolving credit agreements; (2) during September 1998 SFA repurchased $ 65 million of outstanding REMIC mortgage certificates using proceeds from the SFA revolving credit agreement; (3) on September 17, 1998 the Company replaced the existing revolving credit facility with $1.5 billion in new revolving credit facilities (the New Facilities) which are unsecured, are scheduled to expire in September 2003, and will bear interest at LIBOR based variable rates; and, (4) on September 17, 1998 advances from the New Facilities were used to repay all outstanding indebtedness under the SFA credit facility and the SFA credit facility was terminated. On September 17, 1998, the Company also terminated an operating lease arrangement which resulted in the purchase of properties valued at approximately $30 million. The Company utilized proceeds from its New Facilities to fund the termination.

The SFA convertible subordinated debentures contain certain restrictive covenants including the extension of a put option in the event of a change in control of SFA. The Company believes that the merger with SFA may constitute a change in control as defined in the debenture and therefore the holders of the convertible subordinated debentures would have a put option back to the Company. The Company's interpretation of the debenture is that any convertible notes which are put to the Company may be redeemed at the Company's option in the form of cash or common stock of the Company. If the holders exercise the put option, the Company may use the proceeds from the New Facilities to fund the redemption and then may subsequently seek replacement long-term financing.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Prior year income statement information below has been restated to reflect the September 17, 1998 and January 31, 1998 mergers with
SFA and Carson's respectively, which were accounted for as a poolings-of-interests.

The following table shows for the periods indicated, certain items from the Company's Condensed Consolidated Statements of Income expressed as percentages of net sales (numbers may not total due to rounding).

                               Three Months Ended    Six Months Ended
                                 -----------------  ----------------
                                8/1/98   8/2/97      8/1/98    8/2/97
                                ------   ------      ------   -------
Net Sales                        100.0%  100.0%      100.0%    100.0%
Cost of Sales                     65.3    66.1        65.3      65.7
                                 -----   -----       -----     -----
   Gross Margin                   34.7    33.9        34.7      34.3
Selling, general &
 administrative expenses          22.7    22.2        21.8      21.8
Other operating expenses           8.9     8.4         8.5       8.1
Store pre-opening costs            0.0     0.2         0.1       0.2
Merger, restructuring costs        0.3     0.1         0.2       0.1
Loss on long-lived assets          0.1     0.0         0.1       0.0
Year 2000 expenses                 0.2     0.3         0.2       0.2
ESOP expenses                      0.0     0.1         0.0       0.1
                                  ----    ----        ----      ----
   Operating Income                2.4     2.5         3.8       3.7
Other income (expense):
   Interest Expense               (1.9)   (2.4)       (1.8)     (2.3)
   Other income, net               0.0     0.0         0.0       0.0
                                  ----    ----        ----       ----
Income before provision
 for income taxes                  0.5     0.1         2.0       1.4
   Provision for income
     taxes                         0.3     0.5         0.9       0.6
                                  ----    ----        ----      ----
Net income (loss) before
  extraordinary loss               0.2    (0.4)        1.1       0.8
   Extraordinary loss, net
     of tax                        0.0     0.1         0.0       0.2
                                ------    -----      ------     ------
NET  INCOME (LOSS)                 0.2%   (0.5%)       1.1%      0.6%

For the second quarter ended August 1, 1998, total Company sales were $1.28 billion, an 8% increase over $1.19 billion in the prior year. For the six months ended August 1, 1998, total Company sales were $2.70 billion, an 8% increase over $2.49 billion in the prior year. The sales increases for the second quarter and six months were primarily attributable to a comparable store sales growth of 4% for both periods, and additional sales from new stores opened in 1997 and 1998.

For the second quarter ended August 1, 1998, gross margin percentage increased 80 basis points over the prior year. This increase was achieved through improved execution of merchandising strategies, the realization of benefits related to increased purchasing scale, shifts in the merchandise mix of select stores, combined with the comparison against a lower than normal margin rate in the prior year quarter due to excess prior year markdowns associated with conforming changes to inventory policies related to the Company's merger activities. For the six months ended August
1, 1998, gross margin percentage increased 40 basis points over the prior year. The increase was primarily due to the aforementioned merchandising strategies and purchasing scale improvements.

Selling, general, and administrative (SG & A) expenses increased as a percentage of net sales for the second quarter ended August 1, 1998 by 50 basis points. The increase was primarily due to increased advertising and payroll costs, and expenses associated with exiting a Saks Fifth Avenue store in Houston, Texas offset by increased leverage from sales growth, cost reduction efforts and efficiencies. For the six months ended August 1, 1998, S G & A expense was consistent with the prior year as the benefits of sales leverage, cost reductions and efficiency improvements were offset by the increased payroll and store exit costs.

Other operating expenses, which consist of rents, depreciation, and taxes other than income taxes, increased by 50 and 40 basis points for the second quarter and six months ended August 1, 1998, respectively, over last year. These increases were largely attributable to the effect of new store openings and the capital expenditures related to store remodels and corporate infrastructure enhancements, which increased rent and depreciation.

In conjunction with the Company's business combinations with Younkers, Parisian, Herberger's, Carson's and Brody's, the Company incurred certain integration charges in each period presented. For the quarters ended August 1, 1998 and August 2, 1997, these charges totaled $4.0 million, or 0.3% of net sales, and $1.6 million, or 0.1% of net sales, respectively. For the six month periods ended August 1, 1998 and August 2, 1997, these charges totaled $6.0 million, or 0.2% of net sales, and $3.1 million, or 0.1% of net sales, respectively.

The Company has completed its assessment of the Year 2000 effect on the Company's systems. Necessary systems modifications are currently underway and are scheduled for completion by spring 1999. For the quarters ended August 1, 1998 and August 2, 1997, Year 2000 expenses totaled $2.6 million, or 0.2% of net sales and $3.7 million, or 0.3% of net sales, respectively. For the six month periods ended August 1, 1998 and August 2, 1997, Year 2000 expenses totaled $4.1 million, or 0.2% of net sales, and $4.4 million, or 0.2% of net sales, respectively. Management anticipates that additional Year 2000 charges will total approximately $4.9 million for the last two quarters of 1998 and $3.0 million for 1999.

For the quarter and six months ended August 2, 1997, the Company incurred expenses of $.8 million, or 0.1% of net sales, and $1.5 million, or 0.1% of net sales, respectively, related to the Company's Employee Stock Ownership Plan (the "ESOP") maintained at Herberger's. The ESOP was terminated in December 1997.

Interest expense decreased as a percentage of sales for the quarter and six months ended August 1, 1998 by 50 basis points. The decrease was due to improved cash flows from operations, decreased levels of indebtedness due in part to certain of the Company's capital restructuring efforts during 1997 and overall lower interest rates.

Net income for the quarter ended August 1, 1998 totaled $2.6 million, or $.02 per diluted share, compared to a net loss of $5.9 million (after an extraordinary charge of $1.1 million net of tax or $.01 per diluted share), or $.04 per diluted share, for the quarter ended August 2, 1997. Net income for the six months ended August 1, 1998 totaled $30.8 million, or $.21 per diluted share, compared to $16.0 million (after and extraordinary charge of $4.5 million after tax, or $.03 per diluted share), or $.12 per diluted share in the prior year. The increase in earnings over the prior year primarily was due to improved gross margin performance, leverage on operating expenses, increased finance charge income, and lower financing costs.

These condensed consolidating financial statements contain "forward-looking" statements within the meaning of the federal securities laws. Forward-looking information in these condensed consolidating financial statements is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

This forward-looking information and statements are based on a series of projections and estimates and involve certain risks and uncertainties. Potential risks and uncertainties include such factors as the level of consumer spending for apparel and other merchandise carried by the Company; the competitive pricing environment within the department and specialty store industries; the effectiveness of planned advertising, marketing, and promotional campaigns; appropriate inventory management; realization of planned synergies; effective cost containment; and solution of year 2000 systems issues by the Company and its suppliers. For additional information regarding these and other risk factors, please refer to the Company's public filings with the Securities and Exchange Commission, which may be accessed via EDGAR through the internet at www.sec.gov.